UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ENERGY CONVERSION DEVICES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ENERGY CONVERSION DEVICES, INC.

2956 Waterview Drive

Rochester Hills, Michigan 48309

October 29, 2007

Dear Stockholder:

We invite you to attend the 2007 Annual Meeting of Stockholders of Energy Conversion Devices, Inc., which will be held at 10:00 a.m. Eastern Time on Tuesday, December 11, 2007, at the Michigan State University Management Education Center, 811 West Square Lake Road, Troy, Michigan. A map is on the back cover of this proxy statement. We look forward to your attendance either in person or by proxy. If you plan to attend the annual meeting in person, please call Investor Relations at (248) 293-0440 or send us an e-mail at investor.relations@ovonic.com.

Details of the business to be conducted at this meeting are given in the attached Notice of 2007 Annual Meeting of Stockholders.

Whether or not you plan to attend the annual meeting, your vote is important to us and we encourage you to vote promptly. Even if you intend to attend the annual meeting in person, please sign and date the enclosed proxy card or voting instruction card and return it in the accompanying envelope, or vote via telephone or the Internet, to ensure the presence of a quorum. A proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the annual meeting.

We look forward to seeing you at the annual meeting.

Sincerely, /S/ Robert C. Stempel
Robert C. Stempel Chairman of the Board

ENERGY CONVERSION DEVICES, INC.

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

December 11, 2007 - 10:00 a.m. ET

Dear Stockholders:

We invite you to attend our 2007 Annual Meeting of Stockholders which will be held at 10:00 a.m. Eastern Time on Tuesday, December 11, 2007, at the Michigan State University Management Education Center, 811 West Square Lake Road, Troy, Michigan.

We are holding the annual meeting for the following purposes:

1.	To elect seven directors to hold office until our 2008 Annual Meeting of Stockholders.
2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2008.
3.	To approve the Annual Incentive Program.
4.	To approve the Amended and Restated Certificate of Incorporation.
5.	To approve the amendment to the Company’s Certificate of Incorporation authorizing up to 20,000,000 shares of preferred stock.

Only stockholders of record at the close of business on October 24, 2007, will be entitled to vote at the annual meeting and any postponements or adjournments of the meeting. For 10 days before the annual meeting, a list of stockholders entitled to vote will be available for inspection during ordinary business hours at our principal executive offices at 2956 Waterview Drive, Rochester Hills, Michigan 48309. If you would like to view the stockholder list, please call our Investor Relations department at (248) 293-0440 to schedule an appointment.

The business of the annual meeting cannot be completed unless a majority of our outstanding common stock is represented at the meeting. Stockholders can help us avoid unnecessary expense and delay by promptly voting, even if you plan to attend the annual meeting. You have three options for submitting your vote before the annual meeting: via the Internet, by telephone or by mail.

By Order of the Board of Directors

/S/ Ghazaleh Koefod

Ghazaleh Koefod

Corporate Secretary

Rochester Hills, Michigan

October 29, 2007

ENERGY CONVERSION DEVICES, INC.

2007 PROXY STATEMENT

Exhibits:
	Exhibit A – Annual Incentive Program	A - i
	Exhibit B – Amended and Restated Certificate of Incorporation	B - 1

i

Energy Conversion Devices, Inc.

2956 Waterview Drive

Rochester Hills, MI 48309

PROXY STATEMENT

The Board of Directors solicits your proxy for the 2007 Annual Meeting of Stockholders of Energy Conversion Devices, Inc. (ECD or the Company) to be held at 10:00 a.m. Eastern Time on Tuesday, December 11, 2007, at the Michigan State University Management Education Center, 811 West Square Lake Road, Troy, Michigan, and any postponements or adjournments of the annual meeting, for the purposes set forth in the accompanying Notice of 2007 Annual Meeting of Stockholders.

This proxy statement and accompanying proxy were first mailed to stockholders on or about October 29, 2007.

ABOUT THE MEETING

Purpose of the Annual Meeting. The specific proposals to be considered and acted upon at the annual meeting are summarized in the Notice and are described in more detail in this proxy statement.

Record Date and Voting Rights of Stockholders. The Board of Directors of the Company has fixed October 24, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment thereof. As of October 24, 2007, there were outstanding and entitled to vote 39,974,915 shares of ECD’s common stock, each of which is entitled to one vote with respect to each matter to be voted on at the annual meeting.

Quorum. The Company’s bylaws provide that the required quorum for the transaction of business at the annual meeting is the presence, in person or by proxy, of a majority of the votes eligible to be cast by holders of record of our common stock as of the close of business on the record date. If a stockholder submits a proxy and withholds such stockholder’s vote for the election of directors or abstains from voting on the other proposals to be considered at the annual meeting, the shares owned by such stockholder will be considered to be present at the annual meeting for all purposes. If shares are held in “street name” (held for your account by a broker or other nominee) and the broker or other nominee indicates it does not have discretionary authority as to certain shares to vote on certain proposals (broker non-votes), those shares will be considered to be present at the annual meeting for all purposes.

Required Vote.

Proposal No. 1. The nominees for director receiving the highest number of affirmative votes will be elected. Therefore, abstentions and withheld votes have no impact in the election of directors once a quorum is established.

Proposal Nos. 2 and 3. The affirmative vote of a majority of the votes cast at the meeting will be required to approve the proposals:

•	to ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for fiscal 2008; and
•	to approve the Company’s Annual Incentive Program.

Abstentions and broker non-votes are not considered as votes cast with respect to such proposals and will have no effect on the outcome of the proposals.

Proposal Nos. 4 and 5. The affirmative vote of a majority of the outstanding common stock will be required to approve the proposals:

•	to amend and restate the Company’s Restated Certificate of Incorporation; and
•	to amend the Company’s Certificate of Incorporation authorizing preferred stock.

Abstentions and broker non-votes on such proposals will have the same effect as a vote against the proposals.

The board of directors recommends that the stockholders vote FOR proposals 1, 2, 3, 4 and 5.

Voting of Proxies. If your shares are registered directly in your name and you submit your proxy to the Company, you authorize the Company to vote your shares at the annual meeting in accordance with your instructions. If you submit a proxy to the Company without instructions, your shares will be voted in accordance to the recommendations of the Board of Directors set forth in this proxy statement. Proxies further authorize the Company to vote on any adjournments or postponements of the annual meeting, and on other matters which may properly come before the annual meeting. All shares represented by signed proxies received by the Company at or prior to the annual meeting from stockholders of record as of the close of business on October 24, 2007 will be voted at the meeting.

How you can vote.

If your shares are registered directly in your name, you may vote:

•

Via the Internet. Go to the website of our tabulator, Computershare, at www.investorvote.com and follow the instructions. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

•

By Telephone. If you have a touch-tone phone, call 1-800-652-VOTE (8683) toll free from the U.S. and Canada and follow the instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions.

•

By Mail. Complete and sign the enclosed proxy and mail it in the enclosed postage prepaid envelope to Computershare. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted, the shares will be voted as recommended by our Board of Directors.

•

In Person at the Annual Meeting. If you choose to vote in person at the annual meeting, you must bring a government-issued or proof of identification that includes a photo (such as a driver’s license or passport) and either the enclosed proxy card or other verification of your ownership of common stock as of October 24, 2007.

If your shares are held in “street name” (held for your account by a broker or other nominee), you may vote:

•	Via the Internet or By Telephone. You should receive instructions from your broker or other nominee if you are permitted to vote via the Internet or by telephone.
•	By Mail. You should receive instructions from your broker or other nominee explaining how to vote your shares by mail.
•

In Person at the Annual Meeting. Contact your broker or other nominee to obtain a broker’s proxy card and bring it with you to the annual meeting. A broker’s proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in street name at the annual meeting unless you have a proxy from your broker or other nominee issued in your name giving you the right to vote the shares.

Revocation of Proxies. You may revoke your proxy and/or change your vote at any time before the annual meeting.

If your shares are registered directly in your name, you must do one of the following:

•	Via the Internet or By Telephone. Vote via the Internet or by telephone by following the directions above. Only the last Internet or telephone vote will be counted.
•	By Mail. Sign a new proxy and submit it as instructed above, or send a notice revoking your proxy to the Corporate Secretary so that it is received on or before December 10, 2007.
•	In Person at the Annual Meeting. Attend the annual meeting and vote in person. Attending the annual meeting will not revoke your proxy unless you specifically request that your proxy be revoked.

If your shares are held through a broker or other nominee, you should contact such person prior to the time such person carries out any voting instructions you have provided.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of eight directors serving one-year terms. Six of the directors are independent in accordance with the listing standards of the NASDAQ Global Select Market (Nasdaq), one director is a member of senior management and one director recently retired as a member of senior management. At the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated seven of these directors to serve another one-year term and each of the nominees has consented to serve. The seven directors elected at the annual meeting will serve until the 2008 Annual Meeting of Stockholders or until their successors, if any, are duly elected or appointed. If for any reason any nominee becomes unavailable for election, the Board may designate a substitute nominee. In such case, the persons named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee. Additional information regarding the directors is set forth below.

Robert C. Stempel, presently Chairman and a director, is retiring effective at the 2007 Annual Meeting of Stockholders. At that time, the Board of Directors intends to appoint a successor non-executive Chairman from the independent directors elected at the annual meeting. The Board of Directors is also presently recruiting additional director candidates having the required qualifications (see “Corporate Governance and Board Matters—Nominating Directors”), but does not expect to appoint additional directors until sometime in early 2008.

The seven nominees who receive the most votes cast at the annual meeting will be elected as directors of the Company.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” ALL OF THE NOMINEES.

Joseph A. Avila, 56, has been a director since September 2007. He is currently Executive Vice President, Strategic Operations and Process at Quanta Services, Inc., a leading provider of specialized contracting services, delivering end-to-end network solutions for the electric power, gas, telecommunications and cable television industries. He has extensive consulting experience with a wide range of companies in the energy, industrial and technologies industries. He joined Quanta Services in 2006. From 1978 to 2006, he held various positions with McKinsey & Company, including director of its Energy and Technology Management Practices. Mr. Avila serves on the Advisory Board of the Houston Technology Center.

Robert I. Frey, 64, has been a director since 2004. He is an assistant professor of global management and business ethics and serves as the director of the Business Ethics Center at Seidman School of Business, Grand Valley State University, in Grand Rapids, Michigan. He joined Herman Miller, Inc. in 1996, where he was an Executive Vice President and member of the Executive Committee and President of Herman Miller International, accountable for international strategic planning, manufacturing, sales and marketing until his retirement in 2002.

William J. Ketelhut, 55, has been a director since 2004. From 2001-2002, he was President of Control Products at Honeywell International, Inc., a global company with 15 major lines of businesses including semiconductors, consumer products and sensors products. From 1994-2001, he served as President of several business units of Invensys plc, a global automation, controls and process solutions group. He was President and Chief Executive Officer at GE/Micro Switch Control Inc. (a joint venture between GE and Honeywell Microswitch Division) from 1992-1994.

Florence I. Metz, 78, has been a director since 1995. Until her retirement in 1996, she held various executive positions with Inland Steel: General Manager, New Ventures, Inland Steel Company (1989-1991); General Manager, New Ventures, Inland Steel Industries (1991-1992) and Advanced Graphite Technologies (1992-1993); Program Manager for Business and Strategic Planning at Inland Steel (1993-1996). Dr. Metz also serves on the Board of Directors of Ovonic Battery Company, Inc., a majority-owned subsidiary of the Company.

Mark D. Morelli, 43, has been President, Chief Executive Officer and director of ECD since September 1, 2007. Prior to joining ECD, he was a senior executive with United Technologies Corporation since 1993, most recently serving as President of its Carrier Commercial Refrigeration business, a division of Carrier Corporation.

Stephen Rabinowitz, 64, has been a director since 2004. He was Chairman and Chief Executive Officer of General Cable Corporation, a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the communications, energy and specialty markets, from 1994-2001. He is a member of the Board of Directors of Columbus McKinnon Corporation and serves on its Audit and Compensation Committees. He is also a director of MicroHeat, Inc. and Chairman of its Audit Committee.

George A. Schreiber, Jr., 59, has been a director since 2006. He is the President and Chief Executive Officer of SEMCO Energy, Inc., a natural gas distribution company serving markets in Michigan and Alaska. From September 1999 to March 2004, he was the Chairman, Global Energy Group, at Credit Suisse First Boston, New York.

Former Directors

In August 2007, Stanford R. Ovshinsky, our co-founder and principal inventor retired as an active employee and director of the Company. In March 2007, as part of ECD’s management succession planning, Mr. Ovshinsky had relinquished his executive management responsibilities as the Company’s President and a member of its Office of the Chairman.

In August 2006, our co-founder and director, Dr. Iris M. Ovshinsky, died.

In November 2006, Mr. Pasquale Pistorio, the Honorary Chairman of STMicroelectronics, was elected a director. In February 2007, Mr. Pistorio resigned due to time constraints resulting from his subsequent appointment by the Italian government to coordinate Italy’s alternative renewable energy strategy.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Responsibilities and Structure. The Board of Directors oversees, counsels and directs management in serving the long-term interests of the Company and our stockholders. The Board’s responsibilities include:

•	selecting, evaluating and compensating the chief executive officer and overseeing chief executive officer succession planning;
•	providing counsel on and oversight of the selection, evaluation, development and compensation of officers and senior management;
•	reviewing, monitoring and, where appropriate, approving fundamental financial and business strategies and significant Company actions;
•	assessing major risks facing the Company, and reviewing options for mitigation; and
•	ensuring processes are in place for maintaining the integrity and reputation of the Company, including the integrity of the financial statements and compliance with law and ethics.

The Board and its committees meet throughout the year on a set schedule, and hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled sessions for the independent directors to meet without management present.

The Board of Directors annually appoints a Chairman, who is responsible for, among other things, presiding at stockholders and board of directors meetings. Robert C. Stempel, presently Chairman and a director, is retiring effective at the 2007 Annual Meeting of Stockholders. Mr. Stempel is not independent due to his prior service as Chief Executive Officer (from which he retired in August 2007). Following the 2007 Annual Meeting of Stockholders, the Board of Directors intends to appoint a successor non-executive Chairman from the independent directors elected at the annual meeting.

Stephen Rabinowitz, an independent director, served as Lead Director from March 2007 to October 2007, assisting in succession planning and restructuring activities and the activities of the Special Committee as its Chairman. The Board discontinued the Lead Director position in October 2007 in connection with the completion of these activities, the dissolution of the Special Committee and adoption of the role of the non-executive Chairman.

Attendance at Board, Committee, and Annual Meeting of Stockholders. The Board held 13 meetings in fiscal 2007. Each director is expected to attend all meetings of the Board and of the committees on which the director serves. In fiscal 2007, all of our directors attended at least 75% of the meetings of the Board and of those committees of which he or she was a member. In addition, each director then in office attended the 2006 Annual Meeting of Stockholders. Although we do not have a formal policy that requires the attendance of our directors at our annual meeting of stockholders, our directors are encouraged to attend.

Determination of Independence of Board Members. The Board has determined that each of Messrs. Avila, Frey, Ketelhut, Rabinowitz and Schreiber and Dr. Metz, and therefore a majority of the directors, are independent in accordance with the Nasdaq listing standards (which are incorporated into the Company’s Corporate Governance Principles). Also, Mr. Pistorio was determined to be an independent director during his service on the Board. To be considered independent, the Board must subjectively determine that a director does not have any direct or indirect material relationships with the Company and meets categorical and other criteria set forth in the Nasdaq listing standards. In addition, the Board has determined that each member of the Audit Committee qualifies under the Audit Committee independence standards established by the Securities and Exchange Commission (the Commission). Each of the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Special Committee is composed entirely of independent directors.

Neither Mr. Morelli, due to his employment with the Company, nor Mr. Stempel, due to his recent employment with the Company, is an independent director.

Board Committees and Charters. The Board delegates various responsibilities and authority to different committees of the Board of Directors. Committees regularly report to the full Board on their activities and actions. The Board currently has four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Finance Committee. A Special Committee of the Board was also constituted and delegated limited authority with respect to certain initiatives, but has been dissolved in fiscal 2008 following completion of its activities. The members of the committees and committee Chairs are recommended by the Corporate Governance and Nominating Committee and then appointed annually by the Board. Each of the committees has the authority to engage legal counsel or other experts, consultants and third-party service providers as it deems appropriate to carry out its responsibilities, including the authority to approve their fees and other retention terms. Each standing committee of the Board has a written charter, which we post in the “Investor Relations—Corporate Governance” section of our website located at www.ovonic.com. The following table identifies the committee members and committee meetings in fiscal 2007. Mr. Avila, who recently was appointed to the Board, has not yet been appointed to serve on any Committees.

Director	Audit	Compensation	Corporate Governance and Nominating	Finance	Special(1)
Robert I. Frey		•	Chair		•
William J. Ketelhut	Chair		•		•
Florence I. Metz		Chair	•		•
Stephen Rabinowitz	•	•		Chair	Chair
George A. Schreiber, Jr.	•			•	•
Robert C. Stempel				•
Number of Committee Meetings in Fiscal 2007	4	6	4	3	5

(1)	The special Committee was dissolved in fiscal 2008 following completion of its activities.

Audit Committee. The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company. The Audit Committee’s role includes discussing with management the Company’s processes for managing business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The Audit Committee is responsible for the appointment, replacement, compensation, and oversight of the independent registered public accounting firm engaged to issue audit reports on the financial statements of ECD and for the activities, staffing and structure of the internal audit function. The Audit Committee relies on the expertise and knowledge of management and the Company’s internal and external auditors in carrying out its oversight responsibilities. The specific responsibilities of the Audit Committee’s oversight role are described in detail in “Audit Committee Report” and the Audit Committee’s charter.

The Board of Directors determined that each Audit Committee member has sufficient knowledge in financial, accounting and auditing matters to serve on the Audit Committee. Further, the Board of Directors has determined Mr. Ketelhut, Chairman of the Audit Committee, is an “audit committee financial expert” within the meaning of the rules of the Commission.

Compensation Committee. For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis,” “Compensation Committee Report,” “Executive Compensation Tables,” and the Compensation Committee’s charter.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for (1) identifying individuals qualified to become Board members; (2) recommending to the Board director nominees for election at each annual meeting of stockholders and for appointment to fill any vacancies; and (3) developing and regularly reviewing the Company’s corporate governance principles. The specific responsibilities and functions of the Corporate Governance and Nominating Committee can be found in the Corporate Governance and Nominating Committee charter. See “Nominating Directors” for further information on the director nomination process.

Finance Committee. The Finance Committee reviews and recommends matters related to the Company’s capital structure, including the issuance of debt and equity securities, external financial relationships with the Company’s bankers, proposed mergers, acquisitions and/or divestitures and insurance and risk management. The specific responsibilities and functions of the Finance Committee are delineated in the Finance Committee charter.

Special Committee. The Special Committee, which consisted of all of our independent directors, was established by the Board of Directors in August 2005 for the purpose of reviewing the Company’s overall management structure and overseeing the development and implementation of the senior management succession plan. In February 2007, the Special Committee’s delegated authority was expanded to include the authority to analyze, develop and negotiate strategic opportunities. The Special Committee is not a standing committee of the Board of Directors. Its responsibilities have been completed, and the Committee was dissolved in October 2007.

Nominating Directors. The Corporate Governance and Nominating Committee historically has re-nominated those incumbent directors who continue to satisfy the Committee’s criteria for Board membership and who the Committee believes will continue to make important contributions to the Board and the Company. In recommending nominees to the Board, the Committee reviews the experience, mix of skills and background, independence and other qualities of a candidate to assure appropriate Board composition after taking into account the current Board members and the specific needs of the Company and the Board. The Board of Directors has specified the following minimum qualifications in the Committee’s charter that it believes must be met by nominees to the Board:

•	have the highest personal and professional ethics and integrity and whose values are compatible with the Company’s values;
•	have had experiences and achievements that have given them the ability to exercise good business judgment;
•	can make significant contributions to the Company’s success;
•	have the ability to provide wise, informed and thoughtful counsel to top management on a range of issues;
•	are willing to devote the necessary time to the work of the Board and its Committees;
•

understand and meet their responsibilities to the Company’s stockholders including the duty of care (making informed decisions) and the duty of loyalty (maintaining confidentiality and avoiding conflicts of interest); and

•	have backgrounds that provide a portfolio of experience and knowledge commensurate with the Company’s needs.

The Corporate Governance and Nominating Committee generally relies on multiple sources for identifying and evaluating new nominees, including referrals from the Board of Directors and management and the use of third-party consultants. The Committee has retained Heidrick & Struggles, an executive search firm, to identify and evaluate new nominees. Mr. Avila, who was appointed a director in fiscal 2008, was identified by Heidrick & Struggles. The Committee does not solicit director nominations from stockholders, but will consider such recommendations with respect to elections to be held at an annual meeting so long as such recommendations are timely made and otherwise in accordance with the Company’s Bylaws and applicable law. Stockholder recommendations will be evaluated against the same criteria used to evaluate other nominees. The Company did not receive any timely nominations by stockholders for the 2007 Annual Meeting of Stockholders. Stockholder recommendations for nominees to be considered by the Committee should be submitted to the Corporate Secretary at its corporate headquarters. See “Additional Information—Stockholder Proposals for 2008 Annual Meeting” for information on how stockholders can make director nominations for the 2008 Annual Meeting of Stockholders. Written notice of nominations must include (1) as to each nominee, all information required to be disclosed in solicitation of proxies for elections of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, (2) the name and address of the stockholder giving the notice, (3) a representation that the stockholder is a holder of the Company’s common stock and intends to appear at the annual meeting to make the nomination, (4) a description of all arrangements or understandings among the stockholder and the nominee, and (5) the written consent of each nominee to serve as a director if so elected.

Code of Business Conduct and Ethics. We have adopted a code of business conduct and ethics that applies to employees, including our chief executive officer and chief financial officer, and directors. Compliance with the code of business conduct and ethics is reaffirmed annually. A copy of our code of business conduct and ethics can be found in the “Investor Relations—Corporate Governance” section of our website located at www.ovonic.com.

Corporate Governance Principles. The Board of Directors’ Corporate Governance Principles, together with the charters of the Audit Committee, the Finance Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, provide the framework for the governance of the Company. The Corporate Governance Principles, which include guidelines for determining director independence and qualifications for directors, are available in the “Investor Relations—Corporate Governance” section of our website located at www.ovonic.com.

Communicating with Directors. Stockholders may contact any of our directors or our Board as a group by writing to such director or the Board, at the following address: c/o the Corporate Secretary, Energy Conversion Devices, Inc., 2956 Waterview Drive, Rochester Hills, MI 48309. All communications will be received, processed and forwarded to the directors by the Corporate Secretary. If you include return address, the Corporate Secretary will provide a written acknowledgement of your communication upon receipt.

Compensation of Directors

The Compensation Committee has the primary responsibility for reviewing and considering adjustments to director compensation and making any recommendations it may have to the Board of Directors, which is responsible for approving director compensation. The Compensation Committee and the Board have determined that non-employee directors should receive a mix of cash and equity in the Company. Compensation paid to the non-employee directors is intended to provide an incentive to continue to serve on the Board of Directors and to attract new directors with outstanding qualifications. Directors who are also employed by the Company or any of its subsidiaries do not receive compensation for serving on the Board or any of its Committees. Mr. Stempel, who retired as an executive officer in August 2007 and presently serves as Chairman of the Board, does not receive compensation for his Board activities.

Equity Retainer. In fiscal 2007, each non-employee director received approximately $15,000 of common stock based on the closing price of our common stock on Nasdaq on November 14, 2006, the date of the 2006 Annual Meeting of Stockholders. The Committee Chairs received the following amount in common stock based on the closing price of our common stock on Nasdaq on the date of their appointment to such position: Audit, $7,500; and other standing Committees, $5,000. Additionally, the Lead Director received $70,000 of common stock based on the closing price of our common stock on Nasdaq on March 12, 2007.

Other Equity. Non-employee directors are eligible to receive stock options under the Company’s stock option plans. In fiscal 2007, only Messrs. Schreiber and Pistorio received stock options, which were granted in connection with their initial appointment to the Board in September 2006. Upon his resignation in February 2007, Mr. Pistorio’s stock options were terminated in accordance with the terms of the Company’s 2000 Non-Qualified Stock Option Plan.

Meeting Fees. In fiscal 2007, each non-employee director received the following fees for attendance at each meeting, including for telephonic meetings lasting more than one hour: Board, $1,500; Audit, $2,500; Finance, $2,000; Compensation, $1,500; Corporate Governance and Nominating $1,500; and Special Committee, $2,000.

Other. Non-employee directors are reimbursed for all expenses incurred in attending Board and committee meetings, including airfare, mileage, parking, transportation and hotel expenses, among others.

Director Compensation Table

The following table details the total compensation of our non-employee directors in fiscal 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Robert I. Frey	31,000	34,995	3,836	69,831
William J. Ketelhut	45,500	37,500	3,836	86,836
Florence I. Metz	40,500	34,995	624	76,119
Pasquale Pistorio (3)	3,000	14,992	24,620 (4)	42,612
Stephen Rabinowitz	44,000	104,882 (5)	3,836	152,718
George A. Schreiber	34,000	14,992	51,077 (4)	100,069

(1)	The amounts in this column represent the expense recognized for financial statement reporting purposes in fiscal 2007 in accordance with FAS 123(R) (although estimates for forfeitures related to service-based conditions are disregarded). The common stock is fully vested upon issuance; therefore, in accordance with FAS 123(R), the grant-date fair value of the stock awarded equals the expense reported for financial statement reporting purposes.

The awards in this column reflect shares of common stock granted in respect of the annual equity retainer in 2007, and 2006 and 2007 fees paid to committee Chairs. Prior to calendar year 2007, the annual equity retainer was paid retrospectively. In May 2006, the Compensation Committee determined that future annual equity retainers would be paid prospectively. Therefore, the 2006 annual equity retainer, which would have been paid in January 2007, was paid in November 2006 together with the 2007 annual equity retainer. The grant-date fair value for the foregoing grants was $40.41 per share, the closing price of our common stock on Nasdaq on November 14, 2006.

(2)

The amounts in this column represent the expense recognized for financial statement reporting purposes in fiscal 2007 in accordance with FAS 123(R) (although estimates for forfeitures related to service-based conditions are disregarded), and therefore may include amounts from awards granted in and prior to fiscal 2007. For information on valuation assumptions used in the calculation of options granted in fiscal 2006 and 2007, refer to Note A in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the Fiscal Year ended June 30, 2006. There was no compensation expense prior to the Company’s adoption of FAS 123(R) on July 1, 2005.

As of June 30, 2007, each director had the following number of stock options outstanding: Robert I. Frey, 5,000; William J. Ketelhut, 5,000; Florence I. Metz, none; Pasquale Pistorio, none; Stephen Rabinowitz, 5,000; and George A. Schreiber, 5,000. The awards in this column reflect stock options granted under

ECD’s 2000 Non-Qualified Stock Option Plan, which vest 40% on the first anniversary of the grant date and 20% on each of the second, third and fourth anniversaries of the grant date.
(3)

In November 2006, Mr. Pasquale Pistorio, the Honorary Chairman of STMicroelectronics, was elected a director. In February 2007, Mr. Pistorio resigned due to time constraints resulting from his subsequent appointment by the Italian government to coordinate Italy’s alternative renewable energy strategy. Upon Mr. Pistorio’s resignation, his stock options terminated in accordance with the terms of our 2000 Non-Qualified Stock Option Plan.

(4)

In accordance with FAS 123(R), the grant-date fair value of each stock option is calculated based upon a Black-Scholes model with the above-mentioned valuation assumptions. Each of Messrs. Pistorio and Schreiber received options to purchase 5,000 shares of common stock on September 25, 2006, in connection with their initial appointment to the Board. The grant-date fair value was $22.51 per share. No other director received stock options in fiscal 2007.

(5)

Includes approximately $70,000 of common stock paid to Mr. Rabinowitz for serving as Lead Director and assisting in succession planning and restructuring activities and the activities of the Special Committee as its Chairman. The Board of Directors discontinued the Lead Director position in October 2007 in connection with the completion of these activities, the dissolution of the Special Committee and the adoption of the role of the non-executive Chairman.

Fiscal 2008 Events. In August 2007, the Compensation Committee engaged Watson Wyatt, a compensation consultant, to provide market information and analyses in connection with our non-employee director compensation program. The Compensation Committee believes that director compensation should be restructured to closely align with the long-term interests of the Company and our stockholders and to adequately compensate directors for the work required for a company of ECD’s scope and complexity. In addition, the Compensation Committee determined to simplify the compensation program by eliminating the meeting fees historically paid to members of the Board of Directors and its committees. The table below describes non-employee director compensation for fiscal 2008, effective as of December 11, 2007:

	Annual Retainer(1)	Chair Annual Retainer(1)
Board of Directors	$ 90,000	—
Audit Committee	—	$10,000
Compensation Committee	—	$7,500
Nominating and Governance Committee	—	$5,000
Finance Committee	—	$5,000

(1)

Payable in restricted stock or restricted stock units promptly following the director’s election at the Company’s 2007 Annual Meeting of Stockholders; provided that each non-employee director will have the option of receiving up to 40% of such amount in cash. The restricted stock or restricted stock units will vest at such time as the director no longer serves as a director of the Company for any reason.

Upon his initial appointment as a director in September 2007, Mr. Avila was granted stock options to purchase 5,000 shares of common stock in accordance with the terms of our 2006 Stock Incentive Plan. The options vest 40% on the first anniversary of the grant date and 20% on each of the second, third and fourth anniversaries of the grant date.

EXECUTIVE OFFICERS OF THE COMPANY

As of October 24, 2007, the executive officers of ECD are as follows:

Name	Age	Office	Served as an Executive Officer or Director Since
Mark D. Morelli	43	President, Chief Executive Officer and Director	2007 (1)
Sanjeev Kumar	43	Vice President and Chief Financial Officer	2006
James R. Metzger	60	Executive Vice President	2000
Nancy M. Bacon	61	Senior Vice President	1976
Jay B. Knoll	44	Vice President and General Counsel	2006
Subhendu Guha	65	Senior Vice President and Chairman of United Solar Ovonic	2000

(1)	Mr. Morelli was named President and Chief Executive Officer of ECD effective September 1, 2007. See page 5 for his biographical information.

Mr. Kumar joined ECD in June 2006 as Vice President and Chief Financial Officer. Prior to joining ECD, he spent approximately nine years with Occidental Petroleum Corporation in a variety of positions. From 2004 to 2006, he was the Chief Financial Officer for Rutherford Chemicals, a New Jersey-based company owned by a private equity firm. Previously, Mr. Kumar was the Chief Financial Officer of Rhodia Inc. in New Jersey. His experience in the field of energy includes entrepreneurial activities in fuel cell technology.

Mr. Metzger served as a director of the Company from July 2000 to February 2004. He was named ECD’s Chief Operating Officer in February 2003 and Executive Vice President in February 2004. From March 2007 to August 2007, he served as Interim President with responsibility for the day-to-day operations of ECD. Prior to his retirement from Texaco, Inc. on March 1, 2002 following the merger of Chevron and Texaco on October 9, 2001, he was Vice President and Chief Technology Officer at Texaco.

Mrs. Bacon joined ECD in 1976 as Vice President of Finance and Treasurer and was named Senior Vice President in 1993. She served on the Board of Directors from November 1977 to February 2004.

Mr. Knoll joined ECD in June 2006 as Vice President and General Counsel. Prior to joining ECD, he was Vice President, General Counsel and Corporate Secretary of Collins & Aikman Corporation. Mr. Knoll has held positions at Lear Corporation, Covisint LLC, Visteon Corporation, and Detroit Diesel Corporation. Collins & Aikman filed for bankruptcy in May 2005.

Dr. Guha joined ECD in 1982. In October 2007, Dr. Guha was named Senior Vice President — Photovoltaic Technology and Chairman of ECD’s wholly owned subsidiary, United Solar Ovonic. He was named United Solar Ovonic’s President in 2000 and its President and Chief Operating Officer in May 2003.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Committee

The Compensation Committee of the Board of Directors, composed entirely of independent directors, administers the executive compensation programs of the Company. The Committee’s responsibilities include recommending and overseeing compensation and benefit plans and policies, approving equity grants and otherwise administering share-based plans, and reviewing annually all compensation decisions relating to the Company’s executive officers, including the Chief Executive Officer and the Chief Financial Officer and all other executive officers, including those named in the “Summary Compensation Table” (the named executive officers). The Committee’s charter, which is reviewed at least annually by the Committee, reflects its responsibilities and is available for review in the “Investor Relations—Corporate Governance” section of the Company’s website at www.ovonic.com. In fiscal 2007, the Committee held six meetings. See “—Advisors Utilized in Determination of Compensation for Named Executive Officers” for additional information on the Committee’s process for determining executive compensation.

Fiscal 2007 and Prior Years Compensation Philosophy and Elements of Compensation for Named Executive Officers

The Company historically has utilized a flexible, basic compensation program for its named executive officers, reflecting its focus on the research and development of innovative alternative energy products and solutions, advanced production technology and the synthesis of related materials. The Committee had not linked compensation to the satisfaction of target performance measures that are customary in mature, growth-oriented companies. Further, although the Committee kept apprised of various market trends in compensation, the Committee generally had not benchmarked executive compensation against peer group companies.

The key components of the Company’s compensation program for named executive officers have been a base salary and certain basic benefits, together with limited share-based awards and perquisites on a case-by-case basis. The basic program has been supplemented by employment and severance agreements, generally negotiated at the time of hire. The Company does not maintain any defined benefit pension plans, supplemental executive retirement plans or nonqualified deferred compensation plans for its named executive officers.

Base Salary

The base salaries of the named executive officers were established before fiscal 2007 and were not changed during the fiscal year, except that, as part of the 2007 restructuring and succession planning activities, the Committee increased Mr. Metzger’s base salary in March 2007 from $300,000 to $330,000 to reflect his increased responsibilities as Interim President, and increased Dr. Guha’s base salary from $250,000 to $280,000 in September 2006 in recognition of his additional responsibilities relating to the growth of United Solar Ovonic’s business. The base salaries of Messrs. Kumar and Knoll were negotiated in connection with their hiring in June 2006, which the Committee approved based on general market information and their respective expertise, prior work experience, prior compensation and potential for advancement.

Annual Cash Bonus

The Company did not have an annual cash bonus plan in fiscal 2007 and the named executive officers did not receive discretionary cash bonuses in fiscal 2007, except that Dr. Guha received $34,700 relating to the 2007 performance of United Solar Ovonic. Mr. Kumar ($120,000) and Mr. Knoll ($100,000) received guaranteed bonuses that were negotiated and approved by the Committee in connection with their hiring in June 2006.

Mr. Ovshinsky’s employment agreement entitled him to a cash bonus in the amount of 1% of the net income from operations of (1) the Company (excluding its majority-owned subsidiary, Ovonic Battery Company, Inc.) and (2) Ovonic Battery Company, Inc. However, no cash bonus was earned because neither consolidated entity had net income from operations in fiscal 2007.

Share-Based Compensation

The Committee authorized discretionary grants of restricted stock under the 2006 Stock Incentive Plan to Messrs. Metzger, Kumar and Knoll in May 2007. Mr. Metzger received 8,352 restricted shares in recognition of his increased responsibilities as Interim President and his efforts in implementing the Company’s restructuring plan. Messrs. Kumar and Knoll each received 5,000 restricted shares in recognition of their respective efforts in implementing the Company’s restructuring plan and for retention purposes. The restricted stock vests in full on the third anniversary of the grant date. A holder of the restricted stock has all the rights of a holder of common stock (other than free transfer rights), including voting rights and cash dividend rights. The Committee generally has the discretion to accelerate the vesting of the restricted stock when it believes it would be in the best interests of the Company.

Perquisites and Other Personal Benefits

Mr. Kumar received customary relocation and travel expenses in fiscal 2007 in connection with his hiring in June 2006. Mr. Metzger, who resides in Connecticut, received reimbursement for his weekly travel and lodging expenses in connection with traveling to the Company’s Michigan headquarters. Mr. Ovshinsky received payments for an automobile and miscellaneous personal services, all of which were provided by the Company throughout his employment. These arrangements were approved by the Committee.

The Company also provides benefits such as medical, dental, and disability coverage, paid vacation and term-life insurance to each employee in a non-discriminatory manner. The Company also provides matching contributions under the Company’s 401(k) plan to all employees. The Company’s matching contribution is limited to 4% of the participant’s salary up to $225,000 for fiscal 2007. Messrs. Stempel and Knoll did not participate in the Company’s 401(k) plan in fiscal 2007, and Mr. Stempel elected not to receive the Company’s medical, dental and disability coverage.

Post-Employment Benefits

The Committee believes that specified termination benefits serve to enhance our ability to attract and retain talented executive officers and ensure the continued dedication of such employees. In particular, such termination benefits diminish the inevitable distraction of employees caused by personal uncertainties and risk of job loss.

The Company has entered into employment agreements with Messrs. Stempel and Ovshinsky and severance agreements with Messrs. Kumar and Knoll, each of which provides for specified severance benefits. In addition, certain of the Company’s equity compensation plans and arrangements, including the 2006 Stock Incentive Plan, permit the Committee to accelerate the vesting of securities granted thereunder upon specified terminations of employment. See “Executive Compensation Tables—Potential Payments Upon Termination or Change-in-Control” for further information.

Restructured Compensation Philosophy and Elements of Compensation for Named Executive Officers

The Company has undertaken a number of corporate initiatives in the last two years to transition from a technology development company to a commercially-oriented product manufacturing company. In furtherance of these corporate initiatives, the Company is undertaking a two-phase restructuring plan to consolidate and realign its operational and administrative structure and to reduce costs. The first phase was substantially completed in fiscal 2007, and the second phase is expected to be substantially completed by June 30, 2008. As part of such restructuring, the Company developed and implemented an orderly succession plan for the Company’s management team in 2007. Mark D. Morelli became the Company’s President and Chief Executive Officer effective September 1, 2007, succeeding Robert C. Stempel who served as the Company’s Chief Executive Officer since February 2004. Stanford R. Ovshinsky, the Company’s co-founder and principal inventor, resigned as President in March 2007 and retired as an active employee and director of the Company effective August 31, 2007. See “—Fiscal 2008 Personnel Events” for a description of the applicable employment and severance agreements. Mr. Metzger, the Company’s Executive Vice President and Chief Operating Officer, served as the Company’s Interim President from March 2007 to August 2007.

Concurrently with the Company’s restructuring plan, the Committee began a thorough review of its compensation philosophy and program. The Committee recognizes that the long-term success of the Company’s commercialization strategy focused on sustainable profitability is dependent on the leadership, experience, motivation and ingenuity of its executive officers. Therefore, the Committee has taken substantive steps to create a comprehensive compensation program, similar to those utilized by mature, commercially-oriented companies, that is designed to:

•	attract, retain and motivate key executives critical to the Company’s initiatives;
•	reward superior performance, including the achievement of specific performance and strategic goals;
•	foster individual growth; and
•	align the long-term interests of executives with stockholders.

In particular, the Committee’s compensation program in fiscal 2008 will consist of various compensation elements linked to performance-based measures, including an annual cash bonus program (subject to stockholder approval) and a long-term incentive plan with stock option awards. The annual and long-term incentive plans are geared to performance metrics at levels that are challenging but achievable with superior effort. The fiscal 2008 program will also include an increase in the proportion of share-based grants to total compensation. Further, the Committee has approved a continuity program, including an executive severance plan, which is designed to aid in the retention of management-level employees and reward such persons for continued service with the Company.

The Company’s implementation of its corporate initiatives and the Committee’s overhaul of the Company’s compensation program are ongoing. Accordingly, the Committee may make further changes in the Company’s compensation program during the remainder of fiscal 2008 and thereafter.

Base Salary

The Committee believes that base salary is a significant factor in attracting and retaining key employees and also serves to preserve an employee’s commitment to the Company during any downturns. The Committee also believes that base salary should be commensurate with a named executive officer’s scope of responsibilities, demonstrated leadership abilities, management experience and effectiveness and potential for advancement. Accordingly, the Committee intends to review base salaries of named executive officers on an annual basis, as well as at the time of a promotion or other change in responsibilities.

Annual Cash Bonus

The Committee has approved an annual cash incentive program (the “Annual Incentive Program”) to be utilized beginning in fiscal 2008, subject to approval by stockholders at the 2007 Annual Meeting of Stockholders. The Committee believes the Annual Incentive Program will provide a meaningful reward for the achievement of specific short-term performance targets established annually by the Committee, while assisting the Company in retaining, attracting and motivating employees. The Committee has determined that the applicable performance measures for fiscal 2008 are adjusted net income and cash flow from operations, two measures that the Committee believes closely correlate with the Company’s stated goal of timely achieving sustainable profitability. Adjusted net income will exclude extraordinary items that the Committee deems to be nonrecurring, but will include all budgeted restructuring costs. The cash flow from operations would be based on the adjusted net income as discussed above. The fiscal 2008 target bonus for executive officers ranges from 35% – 50% of their respective base salary, other than Mr. Morelli whose fiscal 2008 target bonus is 75% of his base salary. Upon completion of fiscal 2008, the Committee will compare actual performance against target performance levels, and the satisfaction of the threshold, target and maximum performance measures will result in cash payouts of 50%, 100% or 150% (with pro-ration), respectively, of such target bonus. The Committee has the discretion to adjust such awards based on individual factors subject to compliance with the performance-based exception of Section 162(m) of the Internal Revenue Code of 1986, as amended, (the Code). For a description of the material terms of the Annual Incentive Program, see “Proposal No. 3 — Approval of Annual Incentive Program.”

Share-Based Compensation

Beginning in fiscal 2008, the Committee intends to make equity awards on an annual basis to executive officers and certain other management-level employees under the 2006 Stock Incentive Plan, which authorizes the issuance of stock options, stock appreciation rights, restricted stock and restricted stock units. Grants will be at the Committee’s discretion, but will be based upon company and individual performance. The Committee believes that such equity awards will motivate persons to focus on, and reward the achievement of, the Company’s long-term business goals and strategies and thereby increase shareholder value. These awards will also assist the Company in retaining a stable management team due to the vesting requirements. Under the 2006 Stock Incentive Plan, (a) stock options must have a vesting period of at least four years, with no more than 40%, 60% and 80% vested by the end of the first, second and third anniversaries, respectively, of the grant date, and (b) all stock awards must have vesting periods of at least three years in each case, except for awards to newly hired employees.

In fiscal 2008, the Committee notified management-level employees that they are under consideration to receive stock option grants for fiscal 2008 under the 2006 Stock Incentive Plan. The Committee has provided eligible employees with target grant amounts as a percentage of base salary, although actual grant amounts made upon the completion of the fiscal year will be in the Committee’s discretion based upon Company and individual performance in making progress toward the Company’s goal of sustainable profitability. The Committee will convert grant amounts into stock options by valuing such stock options based on a Black-Scholes model, and the stock options will vest in four equal annual installments beginning on the first anniversary of the grant date.

Continuity Program

The Committee has approved a two-part continuity program in fiscal 2008 to address the retention of certain management-level employees. First, executive officers will receive a one-time grant of 5,000 shares of restricted stock, while other key management personnel will receive a one-time grant of restricted stock ranging from 1,250 to 5,000 shares. See “—2007 Compensation Philosophy and Elements of Compensation for Named Executive Officers—Share-Based Compensation” for the terms of the restricted stock.

In addition, the Committee approved the Executive Severance Plan, pursuant to which certain management-level employees will be eligible to receive severance benefits in connection with the Company’s termination of their employment without “cause” or the employee’s termination of employment for “good reason.” A termination is for “cause” if it relates to willful and continual failure after notice to substantially perform the duties of employment (other than resulting from illness), any other breach resulting in material harm to the Company, conviction of a felony, or fraud or embezzlement. A termination by the employee is for “good reason” if its relates to a material reduction in responsibilities, pay or benefits, or a material change in office location, with an exception for across-the-board changes unless such changes occur within one year before or after a change in control. An employee must provide 90 days written notice of termination for good reason within one year following the initial existence of the qualifying condition, and the Company has a right to cure such condition within 30 days of notice. All executive officers will be eligible to participate in the Executive Severance Plan, although Messrs. Kumar and Knoll would have to elect to opt out of their respective severance agreements.

Under the Executive Severance Plan, participants will receive: (1) a base salary equal to the highest amount in the 90 days prior to such termination, for the severance coverage period specified in the participation agreement; (2) a pro-rata portion of the target annual incentive award under the Annual Incentive Program; (3) an additional cash bonus payment based on the severance coverage period and the most recent target annual incentive award; (4) subsidized medical and dental benefits for the severance coverage period, but for no more than 18 months; and (5) outplacement services for the severance coverage period, but for no more than 18 months. In addition, all unvested equity awards will vest effective upon the termination date and, for stock options and stock appreciation rights be exercisable for 90 days after the termination date, unless otherwise specified in the award, (but no later than the 10th anniversary of the grant date).

Further, in the event of a termination in connection with a change in control, the Company will provide each participant with a full tax gross-up (including, without limitation, any interest or penalties imposed with respect to such taxes) on the above benefits to the extent such benefits exceed 310% of the base amount determined under Section 280G of the Code. The gross-up payment generally will be paid in a lump sum on the fifth day before the due date of such excise taxes. If the participant’s benefits are above 300% and equal to or less than 310% of the base amount, the benefits under the plan will be reduced by the smallest amount necessary to ensure that the benefits are not subject to excise taxes. See “—Tax and Accounting Implications—Change in Control Payments” for further information.

In order to receive benefits under the Executive Severance Plan, participants must agree to non-competition, non-solicitation, non-disparagement and confidentiality provisions, as well as provide a full waiver and release of any potential employment-related claims (excluding claims under the Executive Severance Plan or any employee benefit plan sponsored by the Company). If a participant violates any of such provisions, the Company will not be required to pay any further amounts under the plan and the participant must repay all amounts previously paid under the plan.

Perquisites and Other Personal Benefits

The Committee believes that limited perquisites and other personal benefits are appropriate to enable the Company to attract and retain employees for key positions and to increase workplace efficiency. Historically, these benefits have made up a very small percentage of total compensation for the named executive officers. The Committee has not made any adjustments to these benefits for the named executive officers for fiscal 2008.

Fiscal 2008 Personnel Events

The Company implemented several significant personnel changes during fiscal 2008 as part of its restructuring and succession planning activities.

Hiring of Mark D. Morelli as President and Chief Executive Officer. The Company hired Mark D. Morelli as President and Chief Executive Officer and a member of its Board of Directors effective September 1, 2007. The Special Committee of the Board, which includes all of the independent directors, led the Company’s search for a successor to Mr. Stempel and was delegated the responsibility of negotiating the compensation package. The Special Committee engaged Exequity LLP to serve as an independent compensation consultant for such hiring. The Committee believes Mr. Morelli’s overall compensation package was reasonable, competitive and necessary to attract and retain Mr. Morelli to lead the Company’s transition to a commercially-focused product manufacturing company with sustainable profitability. The compensation package was also designed to reward Mr. Morelli for superior performance and align his interests with stockholders.

Initially, Mr. Morelli will receive a base salary of $450,000 per year and will be eligible for an annual incentive cash bonus of 75% of his annual base salary and annual stock awards of 100% of his annual base salary. Mr. Morelli’s annual bonus for fiscal 2008 is guaranteed to be at least $300,000, with $120,000 of such amount to be paid in March 2008. Mr. Morelli also received a signing bonus of $100,000. The Company will provide Mr. Morelli with various executive relocation benefits, including up to $6,500 per month (for no more than six months) to lease an interim principal residence.

On September 1, 2007, Mr. Morelli received the following stock awards under the Company’s 2006 Stock Incentive Plan: (1) nonqualified stock options to purchase 75,000 shares of the Company’s common stock, with an option to purchase 30,000 shares vesting on the first anniversary of the grant date or an option to purchase 15,000 shares vesting on each of the second, third and fourth anniversaries of the grant date; (2) 30,000 shares of restricted stock vesting on the third anniversary of the grant date; and (3) an additional 30,000 shares of restricted stock, vesting on the earlier of the third anniversary of the grant date or the day on which the average closing price of the Company’s common stock on Nasdaq for twenty consecutive trading days exceeds $50. The stock options referred to in clauses (1) and (2) will also vest upon a change in control (as defined in the 2006 Stock Incentive Plan) or upon a qualifying termination (as defined in the Executive Severance Plan).

Mr. Morelli will be eligible to participate in the Company’s Executive Severance Plan, and his severance payment thereunder would be two times the sum of his base salary and target incentive bonus payment following a qualifying termination, or three times such amount if the qualifying termination arises in connection with a change in control, plus in each case his pro-rata target incentive bonus payment for the year in which the qualifying termination occurs. In the event of a termination in connection with a change in control, the plan provides for a full tax gross-up (including, without limitation, any interest or penalties imposed with respect to such taxes) on the above benefits to the extent such benefits exceed 310% of the base amount determined under Section 280G of the Code. See “—Restructured Compensation Philosophy and Elements of Compensation for Named Executive Officers—Continuity Program” for further information.

Retirement of Robert C. Stempel. Effective August 31, 2007, the Company and Mr. Stempel entered into a retirement agreement, pursuant to which Mr. Stempel retired from all management positions at the Company and from all board and management positions with the Company’s affiliates. Mr. Stempel continues as Chairman of the Company’s Board of Directors in a non-executive capacity and a member of the Finance Committee of the Board until the 2007 Annual Meeting of Stockholders when he is retiring from his Board positions. The Committee believes the overall retirement package was reasonable in light of Mr. Stempel’s history of service to the Company and the terms of his employment agreement.

Mr. Stempel received a cash severance payment of $750,000. The Company also accelerated the vesting for nonqualified stock options to purchase 3,633 shares of the Company’s common stock awarded in May 2006. Stock options to purchase a total of 171,056 shares of the Company’s common stock (including the 3,633 shares) will continue to be exercisable until 10 years after the respective grant date, and the exercise period for such stock options will continue at the time of his death, if applicable, until the earlier of 12 months following the date of his death or 10 years after the grant date. The restricted stock of the Company held by Mr. Stempel will continue to vest in quarterly installments of 23,000 shares on the first day of each quarter and will vest fully upon the occurrence of a change in control. Mr. Stempel will remain subject to the non-competition, non-solicitation and confidentiality provisions set forth in his prior employment agreements. See “Executive Compensation Table—Potential

Payments Upon Termination or Change-in-Control” for a description of Mr. Stempel’s employment agreement and restricted stock agreement effective prior to the retirement agreement.

The Company will continue to indemnify, defend and hold harmless Mr. Stempel to the full extent permitted under applicable law and the Company’s governing documents with respect to all acts and omissions on or before August 31, 2007 in his capacity as officer, director or employee of the Company to the full extent that would apply if he continued in such positions.

Retirement of Stanford R. Ovshinsky. See “Executive Compensation Table—Potential Payments Upon Termination or Change-in-Control” for further information.

Timing and Pricing of Share-Based Grants

In fiscal 2007, the Committee did not grant share-based awards in anticipation of the release of material non-public information. Similarly, the Company did not time the release of material non-public information based on the grant dates of fiscal 2007 share-based awards. Beginning in fiscal 2008, the Committee expects to make share-based grants on a regular basis in connection with its restructured compensation philosophy, and therefore the Committee may establish in advance a calendar date or Committee meeting date at which it will approve annual grants.

In accordance with the Company’s 2006 Stock Incentive Plan, the exercise price of each stock option is the closing price of the Company’s common stock on the date approved by the Committee to be the grant date (which date will not be earlier than the date the Committee approved such grant). The Committee is prohibited from repricing stock options, both directly (by lowering the exercise price) and indirectly (by canceling an outstanding option and granting a replacement stock option with a lower exercise price), without stockholder approval.

Policy Regarding Retroactive Adjustment

If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board intends to take action to remedy the misconduct, prevent its recurrence, and impose appropriate discipline on the wrongdoers. Discipline would vary depending on the facts and circumstances, and may include, without limitation, (1) termination of employment, (2) initiation of an action for breach of fiduciary duty, and/or (3) if the misconduct resulted in a significant restatement of the Company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

In July 2007, the Committee approved revised forms of the Company’s stock option and restricted stock award agreements to provide for the recoupment of a portion of share-based compensation paid to executive officers, plus interest, upon the restatement of financial results. In order to recoup such funds, the gain on the award must be at least in part attributable to the achievement of certain financial results that were subsequently the subject of restatement, the person engaged in fraud or intentional misconduct must be a substantial contributing cause to the need for such restatement and the gain based upon the restated results must be lower than the gain based on the reported results. The terms of the recoupment provision will apply to award grants in fiscal 2008 and thereafter unless such forms are subsequently modified. The Annual Incentive Program includes a comparable recoupment provision, and the Committee currently intends to include similar recoupment provisions in its compensation plans, programs and agreements in the future.

Stock Ownership Guidelines

The Committee historically has not required executive officers or directors to maintain specific levels of equity ownership in the Company. The primary purpose of such stock ownership guidelines is to ensure alignment of interests between stockholders and executive officers, and the Committee believes such interests are currently aligned sufficiently due to the Company’s other compensation programs and policies. The Company intends to review the appropriateness of stock ownership guidelines in the future.

The Company has an insider trading policy, which among other things, prohibits employees from hedging the economic risk of their equity ownership in the Company.

Tax and Accounting Implications

Deductibility of Executive Compensation

The Committee has reviewed the Company’s compensation programs and policies in light of Section 162(m) of the Code, which states that annual compensation in excess of $1 million paid to the Company’s chief executive officer and the three other highest compensated executive officers is not deductible by the Company for federal income tax purposes, subject to specified exemptions (the most significant of which is certain performance-based compensation). Amounts payable under the Annual Incentive Program, if approved by the stockholders at the 2007 Annual Meeting of Stockholders, are intended to qualify as performance-based compensation in accordance with Section 162(m). Share-based awards granted under the 2006 Stock Incentive Plan also may qualify as performance-based compensation. Tax regulations require the Company to obtain stockholder approval of the material terms of the performance goals every five years in order to qualify for such exemption.

The Committee intends to continue to review the application of Section 162(m) with respect to any future compensation arrangements considered by the Company. To maintain flexibility in compensating the Company’s executive officers to meet a variety of objectives, the Committee does not have a policy that all executive compensation must be tax-deductible.

Nonqualified Deferred Compensation

Section 409A of the Code, effective for taxable years beginning on or after January 1, 2009, generally provides that, unless certain requirements are met, amounts deferred under nonqualified deferred compensation arrangements will be included in an employee’s income to the extent not subject to a substantial risk of forfeiture. These amounts would also be subject to income and payroll withholding tax penalties and interest to the extent such taxes were not timely paid or withheld.

The Company believes that all of its employment and severance arrangements and benefit plans are or will be intended to meet the requirements of Section 409A to allow for deferral without immediate taxation, penalty or interest.

Change in Control Payments

Section 280G of the Code disallows a company’s tax deduction for “excess parachute payments,” generally defined as payments to specified persons that are contingent upon a change in control in an amount equal to or greater than three times the person’s base amount (the five-year average of Form W-2 compensation). Additionally, Code Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments.

Messrs. Stempel, Kumar and Knoll currently have employment or severance agreements which entitle them to payments upon termination of their employment following a change in control of the Company that may qualify as excess parachute payments. The Company’s 2006 Stock Incentive Plan and Executive Severance Plan also entitle participants to payments in connection with a change in control that may result in excess parachute payments.

Accounting for Stock-Based Compensation

Effective July 1, 2005, the Company adopted FAS 123(R), “Share-Based Payment,” which requires all share-based compensation to be recognized as an expense in the Company’s financial statements over the requisite service period based on the grant-date fair value of the award. See Note 3 of the Summary Compensation Table for further information.

Advisors Utilized in Determination of Compensation for Named Executive Officers

Management and Other Employees. The Committee works with management to set the agenda for Committee meetings and the chief executive officer and other members of management are regularly invited to attend such meetings. The Committee also regularly meets in executive session to discuss compensation issues generally outside the presence of management, as well as to review the performance of and determine the compensation of the chief executive officer.

The Committee historically has taken significant direction from the recommendations of the chief executive officer in establishing the compensation for the other named executive officers, as it believes the chief executive officer has the best understanding of the overall effectiveness of the management team and each person’s individual contribution to the Company’s performance. For each named executive officer, the chief executive officer provides information to the Committee regarding the individual’s experience, current performance, potential for advancement and other subjective factors. The Committee retains discretion to modify the chief executive officer’s recommendations and reviews such recommendations for their reasonableness based on individual and Company performance as well as market information.

The Company’s legal advisors, human resources department and corporate accounting department also attend Committee meetings upon request and support the Committee in its work pursuant to delegated authority to fulfill various functions in developing and administering the compensation plans and programs.

Third-Party Consultants. The Committee has the authority to retain and obtain assistance from, and to approve engagement fees and other retention terms of, legal, accounting or other advisors. In fiscal 2007, the Committee engaged Watson Wyatt, a compensation consultant, to provide market information and analyses in connection with the Committee’s comprehensive review of the Company’s compensation program, in the determination of restricted stock grants made to executive officers, and in the design and implementation of the 2006 Stock Incentive Plan, Annual Incentive Program and the Executive Severance Plan. Watson Wyatt participated in four meetings of the Committee in fiscal 2007. The Committee may engage Watson Wyatt or other compensation consultants in fiscal 2008 to assist it in the further development and implementation of its compensation initiatives.

The Committee determined to engage Watson Wyatt and approved the terms of such engagement independently from the Company’s management. Further, the responsibilities of Watson Wyatt were solely determined by the Committee. The Company had utilized Watson Wyatt prior to the Committee’s engagement on general compensation matters, although such engagement was terminated prior to the Committee’s subsequent engagement and the Company has not utilized Watson Wyatt in any capacity since the beginning of the Committee’s engagement. The Committee separately engaged Watson Wyatt in connection with revising the Company’s director compensation program. See “Corporate Governance and Board Matters—Compensation of Directors” for additional information.

Further, in fiscal 2007, the Special Committee led the Company’s search for a Chief Executive Officer to succeed Mr. Stempel and was delegated the responsibility of negotiating the compensation package. The Special Committee engaged Exequity LLP to serve as an independent compensation consultant in connection with such compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis (CD&A) in this proxy statement with management, including the Chief Executive Officer. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 and the Proxy Statement for the 2007 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE
Florence I. Metz, Chair
Robert I. Frey
Stephen Rabinowitz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee is or has been an officer or an employee of the Company. In addition, during fiscal 2007, none of the Company’s executive officers served on the board of directors or compensation committee (or committee performing equivalent functions) of any other company that had one or more executive officers serving on the Company’s Compensation Committee.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below summarizes the total compensation of the named executive officers in fiscal 2007.

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Robert C. Stempel Chairman(4)	2007	375,003	–	–	101,655	–	476,658
Sanjeev Kumar Vice President and Chief Financial Officer	2007	300,019	120,000	9,668	246,548	40,852 (5)	717,087
Stanford R. Ovshinsky(6)	2007	368,014	–	–	303,519	18,987 (7)	690,520
James R. Metzger Executive Vice President	2007	309,248	_	16,150	97,463	52,908 (8)	475,769
Jay B. Knoll Vice President and General Counsel	2007	275,017	100,000	9,668	82,183	–	466,869
Subhendu Guha President and Chief Operating Officer – United Solar Ovonic	2007	278,576	34,700	–	15,310	10,134 (9)	338,720

(1)	Fiscal Year: July 1 – June 30.
(2)	The awards in this column reflect restricted stock granted in May 2007 under the 2006 Stock Incentive Plan. Holders of restricted stock have voting and dividend rights during the restricted period.

The amounts in this column represent the expense recognized for financial statement reporting purposes in fiscal 2007 in accordance with FAS 123(R) (although estimates for forfeitures related to service-based conditions are disregarded).

(3)

The amounts in this column represent the expense recognized for financial statement reporting purposes in fiscal 2007 in accordance with FAS 123(R) (although estimates for forfeitures related to service-based conditions are disregarded) and, therefore, includes amounts for stock options granted prior to fiscal 2007. For information on valuation assumptions used in the calculation of options granted in fiscal 2006, refer to Note A in the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007. There was no compensation expense prior to the Company’s adoption of FAS 123(R) on July 1, 2005.

The awards in this column reflect stock options granted in prior years under the Company’s 2000 Non-Qualified Stock Option Plan, which vest 40% on the first anniversary of the grant date and 20% on each of the second, third and fourth anniversaries of the grant date and the Company’s 1995 Non-Qualified Stock Option Plan which vest 40% at the commencement of six months following the grant date and 30% at the commencement of each of the eighteenth and thirtieth months following the grant date. There were no stock options granted to the named executive officers in fiscal 2007.

(4)

Mr. Stempel was Chairman and Chief Executive Officer of ECD prior to his retirement, effective August 31, 2007, from all management positions at ECD. After retirement, he continues to serve as non-executive Chairman and a member of the Finance Committee of ECD’s Board of Directors until the 2007 Annual Meeting of Stockholders, when he is retiring from his Board positions.

(5)

The amount shown includes $34,852 of relocation and travel expenses paid by the Company under its executive relocation assistance program and $6,000 of matching contribution under the Company’s 401(k) plan during fiscal 2007.

(6)

Mr. Ovshinsky was the Company’s President and Chief Scientist and Technologist prior to March 2007, at which time he relinquished his executive management responsibilities as the Company’s President and a member of its Office of the Chairman. He retired as an active employee and director of the Company effective August 31, 2007.

(7)

The amount shown includes $11,716 related to automobile and household maintenance provided to Mr. Ovshinsky during fiscal 2007 and $7,271 of matching contribution under the Company’s 401(k) plan during fiscal 2007.

(8)	The amount shown includes expenses for weekly travel and lodging for Mr. Metzger of $45,631 during fiscal 2007, and $7,277 of matching contribution under the Company’s 401(k) plan during fiscal 2007.
(9)	The amount shown reflects the matching contribution under United Solar Ovonic’s 401(k) plan during fiscal 2007.

Grants of Plan-Based Awards in Fiscal 2007

The following table presents information on plan-based awards granted to the named executive officers in fiscal 2007, which consisted solely of restricted stock grants under the 2006 Stock Incentive Plan.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards($)(2)
James R. Metzger	5/2/07	8,352	300,003
Sanjeev Kumar	5/2/07	5,000	179,600
Jay B. Knoll	5/2/07	5,000	179,600

(1)

The restricted stock vests in full on May 2, 2010. See “Compensation Discussion and Analysis—2007 Compensation Philosophy and Elements of Compensation For Named Executive Officers—Share-Based Compensation” for a description of the material terms of the restricted stock.

(2)

The grant date fair value is calculated in accordance with FAS 123(R). The grant-date fair value of each share of restricted stock, which includes the right to receive dividends, is equal to the closing price of our common stock on Nasdaq on the grant date, which was $35.92.

Outstanding Equity Awards at June 30, 2007

The following table provides information on the specified holdings of stock options and stock awards by the named executive officers as of June 30, 2007.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Robert C. Stempel	180,000	–	10.688	1/15/2009	338,000 (2)	10,417,160
	100,000	–	22.625	3/14/2011
	25,000	–	23.26	7/31/2011
	40,000	–	10.40	11/8/2012
	2,423	3,633 (3)	42.72	5/18/2016
Stanford R. Ovshinsky	321,294	–	(4)	8/31/2008	–	–
	14,000	–	22.625	3/14/2011
	60,000	40,000 (5)	22.18	6/24/2015
	123,965 (6)	–	(7)	8/16/2008
	2,200 (6)	–	10.40	8/16/2008
James R. Metzger	10,000	–	19.31	11/7/2011	8,352 (8)	257,409
	20,000	–	10.65	11/1/2012
	20,000	5,000 (9)	10.06	11/3/2013
	2,077	3,115 (9)	42.72	5/18/2016
Sanjeev Kumar	6,000	9,000 (9)	42.60	6/5/2016	5,000 (8)	154,100
Jay B. Knoll	2,000	3,000 (9)	42.60	6/5/2016	5,000 (8)	154,100
Subhendu Guha	2,500	–	10.40	11/8/2012	–	–
	3,000	3,000 (9)	16.75	1/26/2015

(1)	Based upon the closing price of our common stock on Nasdaq on June 29, 2007, the last trading day of fiscal 2007, which was $30.82.
(2)	The restricted stock awards vest in quarterly installments of 23,000 shares on the first day of each quarter and will vest fully upon the occurrence of a change in control.
(3)

The stock options granted on May 18, 2006 vest 40% on the first anniversary of the grant date and 20% on each of the second, third and fourth anniversaries of the grant date. Upon Mr. Stempel’s retirement, the shares became fully exercisable effective August 31, 2007.

(4)

Stock options were granted in accordance with the anti-dilution provision of the Stock Option Agreement dated November 18, 1993 with option exercise prices as follows: 2,861 shares at $18.25; 2,709 shares at $16.50; 38,612 shares at $20.875; 4,708 shares at $22.625; 113 shares at $16.875; 576 shares at $13.625; 1,444 shares at $11.75; 172 shares at $12.75; 130 shares at $13.25; 740 shares at 12.125; 4,098 shares at $14.625; 13,330 shares at $9.688; 2,832 shares at $9.938; 53 shares at $10.875; 18,463 shares at $20.438; 17,300 shares at $20.25; 72,767 shares at $18.00; 1,133 shares at $25.375; 7,033 shares at $37.188; 2,028 shares at $31.125; 2,540 shares at $30.30; 1,870 shares at $24.50; 1,663 shares at $28.00; 35,199 shares at $20.54; 9,092 shares at $19.836; 85 shares at $18.97; 102 shares at $20.75; 132 shares at $15.69; 1,443 shares at $10.34; 6,165 shares at $9.31; 11,626 shares at $9.63; 114 shares at $10.55; 43 shares at $9.79; 19,056 shares at $19.32; 41,142 shares at $22.18.

(5)

The stock options granted on June 24, 2005 vest 40% on the first anniversary of the grant date and 20% on each of the second, third and fourth anniversaries of the grant date. Upon Mr. Ovshinsky’s retirement, the shares became fully exercisable effective August 31, 2007.

(6)	Upon Dr. Iris Ovshinsky’s death on August 16, 2006, the stock options were transferred to her estate pursuant to the terms of our plans. Mr. Ovshinsky is the executor of Dr. Ovshinsky’s estate.
(7)

Stock options were granted in accordance with the anti-dilution provision of the Stock Option Agreement dated November 18, 1993 with option exercise prices as follows: 1,907 shares at $18.25; 1,805 shares at $16.50; 1,295 shares at $20.875; 3,027 shares at $22.625; 75 shares at $16.875; 384 shares at $13.625; 963 shares at $11.75; 115 shares at $12.75; 87 shares at $13.25; 494 shares at $12.125; 2,732 shares at $14.625; 24,220 shares at $9.688; 1,888 shares at $9.938; 36 shares at $10.875; 12,309 shares at $20.438; 2,974 shares at $18.00; 755 shares at $25.375; 4,689 shares at $37.188; 1,352 shares at $31.125; 1,693 at $30.30; 2,070 shares at $20.25; 1,247 shares at $24.50; 1,109 shares at $28.00; 6,061 shares at $19.836; 57 shares at $18.97; 68 shares at $20.75; 88 shares at $15.69; 25,795 shares at $10.34; 4,110 shares at $9.31; 7,751 shares at $9.63; 76 shares at $10.55; 29 shares at $9.79; 12,704 shares at $19.32.

(8)	The restricted stock awards were granted on May 2, 2007 and will vest in full on May 2, 2010.
(9)

The stock options were granted on June 24, 2005 under the 1995 Non-Qualified Stock Option Plan and vest 40% at the commencement of six months following the grant date and 30% at the commencement of each of the eighteenth and thirtieth months following the grant date.

Option Exercises and Stock Vested in Fiscal 2007

The following table provides information on stock option exercises by, and the vesting of stock awards of, the named executive officers during fiscal 2007.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert C. Stempel	120,000	3,070,917	92,000	3,228,970
Stanford R. Ovshinsky	196,000	4,160,348	–	–
	294,700 (3)	5,301,207

(1)	The value realized excludes withholding taxes.
(2)

The value realized is based on the number of restricted shares which vest in quarterly installments of 23,000 on the first day of each quarter, multiplied by the closing price of our common stock on the vest date.

(3)	Shares were exercised on behalf of the estate of Dr. Iris Ovshinsky.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes potential payments and benefits to the named executive officers under the Company’s compensation and benefit plans and arrangements upon termination of employment or a change in control of the Company as of June 30, 2007.

Mr. Stempel had an employment agreement with the Company that was terminated in connection with his retirement as an employee in fiscal 2008. See “—Compensation Discussion and Analysis—Fiscal 2008 Personnel Events” for further information regarding Mr. Stempel’s retirement agreement. Mr. Ovshinsky had employment agreements with the Company and one of its majority owned subsidiaries, Ovonic Battery Company, Inc., which were supplemented by a letter agreement in connection with his retirement in fiscal 2008 as described below. Messrs. Kumar and Knoll have severance agreements with the Company. The Company did not have employment or severance agreements with Messrs. Metzger and Guha as of June 30, 2007.

In addition, certain of the Company’s benefit plans and arrangements contain provisions regarding acceleration of vesting and payment upon specified termination events. See “—Company Share-Based Plans” below.

Company Share-Based Plans

Energy Conversion Devices, Inc. 1995 Non-Qualified Stock Option Plan

If an employee ceases to be engaged in performing services for the Company for any reason, the stock options shall terminate on the earlier of the fixed termination date set forth in the option grant or, unless otherwise determined by the Compensation Committee, one year after such termination of services.

Energy Conversion Devices, Inc. 2000 Non-Qualified Stock Option Plan

If an employee’s continuous service is terminated for any reason other than death, disability or for cause:

•

any outstanding stock options that are exercisable as of the employee’s termination date may be exercised until the earlier of (1) 90 days following such termination or such date determined by the Compensation Committee in its sole discretion and (2) the expiration of the term of the stock option; and

•	any outstanding stock options that are not exercisable as of the employee’s termination date will be terminated.

If an employee’s continuous service is terminated for cause, as determined in the sole discretion of the Compensation Committee:

•	all outstanding stock options will be terminated; and
•

if the employee has delivered a notice to exercise any outstanding stock options prior to the employee’s termination date but the corresponding shares of the Company’s common stock have not been delivered, the Company is not obligated to deliver the corresponding shares.

If an employee’s continuous service is terminated due to death or disability, all outstanding stock options will vest and be exercisable until the earlier of:

•	12 months following the date of the employee’s termination or such date determined by the Compensation Committee in its sole discretion; and
•	the expiration of the term of the stock option.

Energy Conversion Devices, Inc. 2006 Stock Incentive Plan

As of June 30, 2007, the Company has issued stock options and restricted stock under the 2006 Stock Incentive Plan. The Compensation Committee has the discretion to accelerate the vesting of such securities at any time, subject to compliance with Section 162(m) of the Code for performance-based compensation.

Upon a change in control, in the Compensation Committee’s discretion:

•

(1) each share of restricted stock will be cancelled in exchange for a cash payment equal to the greater of the highest price paid to the Company’s stockholders in connection with the change in control and the closing price of our common stock on Nasdaq as of the date of the change in control, and (2) each outstanding stock option will be cancelled in exchange for a cash payment equal to the excess, if any, of the amount determined in clause (1) over the applicable exercise price of the stock option, in each case to be paid within 10 days of the change in control; or

•

all restricted stock and stock options will become fully vested, and an appropriate number of shares, if any, received by the Company’s stockholders in any such transaction will be substituted for the Company’s common stock (with an appropriate adjustment to any applicable exercise price).

The Company will be deemed to undergo a “change in control” in the event of certain acquisitions of 40% or more of the Company’s common stock, a change in a majority of the Board of Directors, the consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the Company’s assets (unless, among other conditions, the Company’s stockholders receive 60% or more of the stock of, and voting power in, the surviving company) or the consummation of the Company’s complete liquidation or dissolution.

Restricted Stock. All unvested restricted shares will be forfeited upon the termination of employment for any reason. Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may fully vest such restricted shares if it determines that such waiver would be in the best interest of the Company.

Stock Options. If an employee ceases to be employed due to death or disability, as determined by the Compensation Committee in its sole discretion, the employee’s stock options will fully vest and may be exercised until the earlier of:

•	one year following such termination or such date determined by the Compensation Committee in its sole discretion; and
•	the expiration of the term of the stock option.

If an employee is terminated for cause, all outstanding stock options will be terminated. Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may permit the exercise of stock options until the earlier of:

•	30 days following such termination; and
•	the expiration of the term of the stock option.

If an employee has a written employment agreement or is a participant in the Company’s executive severance plan, “cause” has the same meaning as used in such agreements. If the employee is not party to such agreement or plan, “cause” is defined as:

•	a conviction, plea or confession of any felony or act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company or its affiliates;

•	engagement in fraudulent or other acts that materially damage or prejudice the Company or its affiliates;
•

any material act or omission involving malfeasance or negligence in the performance of such employee’s duties to the material detriment of the Company or its affiliates without correction after 30 days written notice;

•	failure to comply in any material respect with the written policies or directives of the Company or its affiliates without correction after 30 days written notice; or
•	any material breach of any noncompetition agreement with the Company or any of its affiliates.

If an employee is terminated for any reason other than death, disability or for cause, all vested stock options may be exercised until the earlier of:

•	six months following such termination or such date determined by the Compensation Committee in its sole discretion; and
•	the expiration of the term of the stock option.

Agreements with Robert C. Stempel

Effective August 31, 2007, the Company and Mr. Stempel entered into a retirement agreement, pursuant to which Mr. Stempel retired from all management positions at the Company and from all board and management positions with the Company’s affiliates. Mr. Stempel remained as non-executive Chairman of the Board of Directors and a member of the Finance Committee. See “Compensation Discussion and Analysis—Fiscal 2008 Personnel Events” for further information regarding his retirement agreement. The following information regarding Mr. Stempel’s employment agreement and restricted stock agreement is intended to supplement the table below regarding potential payments and benefits to Mr. Stempel under the Company’s compensation and benefit plans and arrangements upon termination of employment or a change in control of the Company as of June 30, 2007.

Employment Agreement. The Company entered into an employment agreement with Mr. Stempel on January 15, 1999 in connection with his appointment as executive director of the Company. He was appointed Chief Executive Officer in February 2004. Mr. Stempel’s employment agreement, as amended, was set to expire in September 30, 2010, with automatic renewals for one-year terms unless terminated by either Mr. Stempel or the Company by giving written notice of termination at least 120 days in advance of the renewal date. During the term, the Company could terminate the agreement only for cause, as defined in the agreement. Mr. Stempel could terminate the agreement due to disability or retirement as an officer of the Company. The agreement would automatically terminate upon Mr. Stempel’s death.

During the term of his employment, Mr. Stempel was entitled to receive an annual salary as determined by the Board of Directors from time to time as well as discretionary bonuses based on Mr. Stempel’s individual performance and the Company’s financial performance. Mr. Stempel was also entitled to receive other fringe benefits and perquisites of the type provided generally by the Company to its senior executive officers.

If Mr. Stempel was terminated for cause or if he voluntarily terminates his employment (other than due to the Company’s breach of the employment agreement or his determination not to renew such agreement), then Mr. Stempel would be subject to a worldwide non-competition provision for three years following such termination, provided that such provision would terminate no later than

September 30, 2010 in any event. If Mr. Stempel’s employment was terminated for any reason other than by the Company without cause, he would be subject to a non-solicitation provision for a period of three years following the date of termination. In addition, Mr. Stempel is subject to a customary confidentiality clause during his employment and thereafter in perpetuity.

Under the employment agreement, following the termination of the agreement for any reason, the Company would be required to continue the medical, disability and life insurance coverage in effect on the date of termination for the remainder of the lives of Mr. Stempel and his wife or until such person secures comparable coverage from another employer. In June 2005, both persons waived their rights to the foregoing benefits.

Restricted Stock Agreement. Mr. Stempel received 430,000 restricted shares of the Company’s Class B common stock on January 15, 1999 in connection with his appointment as executive director of the Company and such shares were governed by a restricted stock agreement, dated January 15, 1999, as amended. The restricted Class B shares were converted into shares of the Company’s common stock on September 30, 2005. So long as Mr. Stempel remains a director of the Company, he is entitled to all rights of a holder of common stock (other than free transfer rights), including voting rights and cash dividend rights.

If Mr. Stempel is serving as a director of the Company, the restricted stock vests in quarterly installments of 23,000 shares on the first day of each quarter (which began on July 1, 2006). If Mr. Stempel is not nominated to serve as a director or is nominated but not elected by the Company’s stockholders, or upon the occurrence of a change in control if he is serving as a director on the date that is 90 days prior to such change in control, all shares of restricted stock will fully vest. Vesting will cease upon Mr. Stempel’s voluntary resignation or upon his death.

Retirement of Stanford R. Ovshinsky.

Effective August 31, 2007, Stanford R. Ovshinsky retired as an active employee and director of the Company. Many of the terms of his retirement were specified in his employment agreements with the Company and Ovonic Battery Company, which were amended and supplemented by a letter agreement dated August 23, 2007. The table below quantifies the amounts to be provided in connection with these agreements.

For the remainder of Mr. Ovshinsky’s life, he will receive (1) $184,000 per year (50% of his current base salary), and (2) medical and disability insurance and, to the extent currently in effect, life insurance coverage, for Mr. Ovshinsky and his spouse, if any, continuing at least at current levels, provided that the Company will not be required to provide the benefits of clause (2) if Mr. Ovshinsky or his spouse secures comparable coverage from another employer. In addition, Mr. Ovshinsky is entitled to his fiscal 2007 bonus provided for in the employment agreements, if any, and a pro rata portion of such bonus for fiscal 2008, if any.

In accordance with the applicable stock option agreements, vested stock options to purchase 321,294 shares of the Company’s common stock will be exercisable until August 31, 2008. Additional options to purchase 114,000 shares of the Company’s common stock, including the acceleration of vesting of the right to purchase 40,000 shares in accordance with the retirement agreement, will be exercisable until ten years after the respective grant dates, except that upon his death, such options will be exercisable until the earlier of 12 months following the date of his death or ten years after the grant date. The retirement agreement provides for the termination of all outstanding options to acquire shares of stock of Ovonic Battery Company.

The Company also conveyed to Mr. Ovshinsky the property for the Institute for Amorphous Studies (subject to adjustment as set forth in the retirement agreement), appraised at a fair market value of $1.875 million, and paid Mr. Ovshinsky $500,000 to help cover post-August 31, 2007 costs of maintenance, insurance and taxes of the Institute property. Further, the Company will provide Mr. Ovshinsky with full-time secretarial support during his life or until similar services are provided to him by another employer without expense. The Company also conveyed two Prius automobiles free of encumbrance and with sales tax and transfer fees paid.

As a result of Mr. Ovshinsky’s retirement, he is subject to worldwide non-competition and non-solicitation provisions until August 31, 2010 and he is also subject to a confidentiality clause in perpetuity.

The Company will continue to indemnify, defend and hold harmless Mr. Ovshinsky to the full extent permitted under applicable law and the Company’s governing documents with respect to all acts and omissions on or before August 31, 2007 in his capacity as officer, director or employee of the Company to the full extent that would apply if he had continued in such positions.

Severance Agreements of Sanjeev Kumar and Jay B. Knoll

Messrs. Kumar and Knoll entered into severance agreements with the Company as of June 5, 2006.

If such employee’s employment is terminated for cause, death or disability, or the employee resigns without good reason, such employee will receive any accrued but unpaid base salary and vacation and reimbursement of any expenses incurred prior to termination. “Cause” is defined under the agreements as:

•	a material breach of the severance agreement or any other agreement with the Company or a material breach of any obligation or duties to the Company;
•	an act of gross negligence or gross misconduct, or a violation of law, in the performance of employee’s duties for the Company;
•	a material failure to follow reasonable, ethical and lawful instructions;
•	a felony conviction which substantially relates to employment with the Company;
•	the misappropriation of funds or property of the Company; or
•

an attempt to obtain personal profit from a corporate opportunity of the Company or from a transaction which is adverse to the Company’s interests, unless the transaction was approved by the Board following full disclosure.

The employee has 10 business days from the receipt of written notice to cure any termination for cause. An employee can be terminated for disability upon the expiration of three months following the determination of disability in accordance with the severance agreement. A “disability” means the inability of the employee, due to a physical or mental impairment, to perform the essential functions of the employee’s job for a period of three months despite all reasonable accommodations by the Company.

If such employee’s employment is terminated by the Company without cause or by such employee with good reason, such employee will receive:

•	any accrued but unpaid base salary and vacation and reimbursement of any expenses incurred prior to termination;
•	12 months annual base salary, at the highest rate in effect during the term of the agreement, payable in accordance with the Company’s regular pay schedule for salaried employees;
•

continued participation in the Company’s annual and long-term incentive plans, upon the terms in effect immediately prior to such termination, for (1) the full fiscal year in which the termination occurs, payable within 30 days after such fiscal year and (2) on a pro rata basis for the next fiscal year through the first anniversary of the termination date, payable within 30 days of such anniversary;
•

continued participation in the Company’s benefit plans, programs and arrangements for one year following the termination date (provided that the employee has not been offered or does not participate in comparable plans, programs or arrangements with another employer during such period);

•

payment of COBRA coverage for the employee and eligible dependents until the earlier of 12 months following termination or such time employee becomes eligible for other health and dental insurance coverage; and

•	reimbursement of any expenses prior to termination.

“Good reason” is defined under the agreements as:

•	any material breach of the severance agreement by the Company;
•

other than for cause, any material reduction in the nature or scope of employee’s title, authority, powers, functions, duties, reporting requirements, responsibilities, base salary, method of computing bonus or benefits (except for any change in benefits that applies to all executives); or

•	a transfer of the place of employment of more than 30 miles.

The Company has 10 business days from the receipt of written notice to cure any of the foregoing events.

As a condition to receiving the severance amounts in respect of a termination without cause or a resignation for good reason, the employee must sign an agreement to forever release all claims arising out of employee’s employment or the termination thereof, as reasonably acceptable to employee.

Change In Control/Severance Payment Table

The following table estimates the potential payments and benefits to the named executive officers upon termination of employment or a change in control, assuming such event occurs on June 30, 2007. These estimates do not reflect the actual amounts that would be paid to such persons, the amounts of which would only be known at the time the persons become eligible for payment and would be payable only if the specified event occurs. However, the amounts referenced below for Mr. Ovshinsky do represent the actual payments and benefits received by him in connection with his retirement on August 31, 2007 because he was not an executive officer of the Company as of June 30, 2007.

The table assumes the acceleration of all share-based awards as of June 30, 2007, except in respect of termination for cause or resignation without good reason, and reflects the intrinsic value of such acceleration, which is (1) for each unvested stock option, $30.82 less the exercise price, and (2) for each unvested share of restricted stock, $30.82, which represents the closing price of the Company’s common stock on Nasdaq on June 29, 2007, the last trading day of fiscal 2007.

The following items are not reflected in the table set forth below:

•	Accrued and unpaid salary, bonus and vacation.
•	Costs of COBRA or any other mandated governmental assistance program to former employees.
•	Welfare benefits provided to all salaried employees.
•	Amounts outstanding under the Company’s 401(k) plan.

•	Disability insurance proceeds and term life insurance proceeds, excluding any supplemental benefits with premiums paid solely by the employee, which would be in the following amounts:

Name	Term Life Insurance	Accidental Death and Dismemberment	Long-Term Disability(1)
Robert Stempel	—	—	—
Sanjeev Kumar	$600,000	$600,000	$132,000
Stanford Ovshinsky	$50,000	$50,000	$132,000
James Metzger	$600,000	$600,000	$132,000
Jay Knoll	$550,000	$550,000	$132,000
Subhendu Guha	$560,000	$560,000	$132,000

(1)

The amounts in this column would be paid on an annual basis to the participant. The Company’s plan provides for monthly payments, with a maximum of $11,000 per month, equal to 60% of gross monthly earnings.

NAMED EXECUTIVE OFFICERS

Named Executive Officer	Cash Severance	Share-Based Awards	Miscellaneous Health Benefits	Other	Total
Robert C. Stempel
Retirement	—	$10,417,160	—	—	$10,417,160
Death	—	10,417,160	—	—	10,417,160
Disability	—	10,417,160	—	—	10,417,160
By Company (for cause)	—	—	—	—	—
By Executive (without good reason)	—	—	—	—	—
By Company (without cause)	—	10,417,160	—	—	10,417,160
By Executive (for good reason)	—	10,417,160	—	—	10,417,160
Change in Control (no termination)	—	10,417,160	—	—	10,417,160
Stanford R. Ovshinsky
Retirement(1)	$953,000	$345,600	$65,000	$2,867,500	$4,231,100
James R. Metzger
Retirement	—	$257,409	—	—	$257,409
Death	—	257,409	—	—	257,409
Disability	—	257,409	—	—	257,409
By Company (for cause)	—	—	—	—	—
By Executive (without good reason)	—	—	—	—	—
By Company (without cause)	—	257,409	—	—	257,409
By Executive (for good reason)	—	257,409	—	—	257,409
Change in Control (no termination)	—	257,409	—	—	257,409
Sanjeev Kumar
Retirement	—	$154,100	—	—	$154,100
Death	—	154,100	—	—	154,100
Disability	—	154,100	—	—	154,100
By Company (for cause)	—	—	—	—	—
By Executive (without good reason)	—	—	—	—	—
By Company (without cause)	$300,000	154,100	$16,000	—	470,100
By Executive (for good reason)	300,000	154,100	16,000	—	470,100
Change in Control (no termination)	—	154,100	—	—	154,100

Named Executive Officer	Cash Severance	Share-Based Awards	Miscellaneous Health Benefits	Other	Total
Jay B. Knoll
Retirement	—	$154,100	—	—	$154,100
Death	—	154,100	—	—	154,100
Disability	—	154,100	—	—	154,100
By Company (for cause)	—	—	—	—	—
By Executive (without good reason)	—	—	—	—	—
By Company (without cause)	$275,000	154,100	$14,000	—	443,100
By Executive (for good reason)	275,000	154,100	14,000	—	443,100
Change in Control (no termination)	—	154,100	—	—	154,100
Subhendu Guha
Retirement	—	$42,210	—	—	$42,210
Death	—	42,210	—	—	42,210
Disability	—	42,210	—	—	42,210
By Company (for cause)	—	—	—	—	—
By Executive (without good reason)	—	—	—	—	—
By Company (without cause)	—	42,210	—	—	42,210
By Executive (for good reason)	—	42,210	—	—	42,210
Change in Control (no termination)	—	42,210	—	—	42,210

(1)

Assumes salary and health benefits for 6.4 years and secretarial benefits for 7 years and reflects a net present value discount rate of 7.25%. “Other” consists of $442,500 in secretarial benefits, $50,000 for title to two cars, $1,875,000 for title to the Institute for Amorphous Studies and $500,000 for cash payment intended to cover maintenance, insurance and taxes for the Institute for Amorphous Studies.

EQUITY COMPENSATION PLAN

The following information is set forth with respect to our equity compensation plans at June 30, 2007.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(1)	966,840		$ 20.05	976,648
Equity compensation plans not approved by security holders	625,259	(2) (3)	$ 16.07	–	(2) (3)
	1,592,099		$ 18.64	976,648

(1)	These plans consist of the 1995 Non-Qualified Stock Option Plan, 2000 Non-Qualified Stock Option Plan and the 2006 Stock Incentive Plan.
(2)

On November 18, 1993, we entered into stock option agreements, as amended, (the “Agreements”) with Stanford R. Ovshinsky and Dr. Iris Ovshinsky, ECD co-founders, pursuant to which Mr. Ovshinsky was granted an option to purchase up to 150,000 shares of ECD common stock at a price of $7.00 per share and Dr. Ovshinsky was granted an option to purchase up to 100,000 shares of ECD common stock at a price of $7.00 per share. The Agreements provided for periodic antidilution protection adjustments based on changes in the number of outstanding shares of ECD common stock. The Agreements were further amended in June 2005 to delete the antidilution protection adjustment provisions. Of the 595,259 shares outstanding at June 30, 2007, options to acquire 321,294 shares and 123,965 shares were issued to Mr. and Dr. Ovshinsky, respectively. Mr. Ovshinsky retired as an active employee and director as of August 31, 2007. The 321,294 shares owned by him are exercisable through August 31, 2008. Upon the death of Dr. Ovshinsky on August 16, 2006, and pursuant to the terms of the Stock Option Agreements and our stock option plans, options owned by Dr. Ovshinsky were transferred to her estate, of which her husband, Mr. Ovshinsky, is the executor. Such shares expire on August 16, 2008.

(3)

On January 15, 1999, we entered into a stock option agreement (the “Agreement”) with Robert C. Stempel, our Chairman and Chief Executive Officer, pursuant to which we granted him an option to purchase up to 300,000 shares of ECD common stock at an exercise price of $10.688 per share, the fair market value of the common stock as of the date of the Agreement. The option is not subject to vesting requirements and may be exercised from time to time in whole or in part commencing as of the grant date and ending on the tenth anniversary of such date. There are no securities available for future issuance under this Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

Directors and Executive Officers. The following table sets forth, as of October 24, 2007, information concerning the beneficial ownership of common stock by each director and executive officer and for all directors and executive officers of the Company as a group. Each holder has sole voting and investment power with respect to the securities listed below unless otherwise indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class
Joseph A. Avila	0		––
Nancy M. Bacon	122,015	(1)	*
Robert I. Frey	9,864	(2)	*
Subhendu Guha	8,500	(3)	*
William J. Ketelhut	10,556	(4)	*
Jay B. Knoll	7,200	(5)	*
Sanjeev Kumar	11,000	(6)	*
Florence I. Metz	10,899		*
James R. Metzger	84,403	(7)	*
Mark D. Morelli	60,000	(8)	*
Stanford R. Ovshinsky	800,229	(9)	2.0%
Stephen Rabinowitz	10,651	(10)	*
George A. Schreiber, Jr.	3,371	(11)	*
Robert C. Stempel	798,460	(12)	2.0%
All executive officers and directors as a group (13 persons) (13)	1,787,148		4.4%

*	Less than 1%.
(1)	Includes outstanding options to purchase 94,000 shares of common stock, which were exercisable as of October 24, 2007 or which become exercisable within 60 days of such date.
(2)	Includes outstanding options to purchase 4,000 shares of common stock, which were exercisable as of October 24, 2007 or which become exercisable within 60 days of such date.
(3)	Outstanding options to purchase 8,500 shares of common stock, which were exercisable as of October 24, 2007 or which become exercisable within 60 days of such date.
(4)	Includes outstanding options to purchase 4,000 shares of common stock, which were exercisable as of October 24, 2007 or which become exercisable within 60 days of such date.
(5)	Includes outstanding options to purchase 2,000 shares of common stock, which were exercisable as of October 24, 2007 or which become exercisable within 60 days of such date.
(6)	Includes outstanding options to purchase 6,000 shares of common stock, which were exercisable as of October 24, 2007 or which become exercisable within 60 days of such date.

(7)	Includes outstanding options to purchase 57,077 shares of common stock, which were exercisable as of October 24, 2007 or which become exercisable within 60 days of such date.
(8)

Includes 30,000 shares of restricted stock vesting on the third anniversary of the grant date and 30,000 shares of restricted stock that will vest in full, upon such date, if any, prior to the third anniversary of the grant date, that the average closing price of the Company’s common stock on Nasdaq for twenty consecutive trading days exceeds $50.

(9)

Includes outstanding options to purchase 435,294 shares of common stock, which were exercisable as of October 24, 2007. Additionally, it includes shares owned by the estate of Iris Ovshinsky, of which Mr. Ovshinsky is executor, as follows: outstanding options to purchase 126,165 shares, which were exercisable as of October 24, 2007, and 73,110 shares of ECD common stock.

(10)	Includes outstanding options to purchase 4,000 shares of common stock, which were exercisable as of October 24, 2007 or which become exercisable within 60 days of such date.
(11)	Includes outstanding options to purchase 2,000 shares of common stock, which were exercisable as of October 24, 2007 or which become exercisable within 60 days of such date.
(12)	Includes outstanding options to purchase 321,056 shares of common stock, which were exercisable as of October 24, 2007.
(13)	Excludes Mr. Ovshinsky as he was not an executive officer or a director of the Company as of October 24, 2007.

Principal Shareholders. The following table sets forth, to the knowledge of the Company, the beneficial holders of more than 5% of the Company’s common stock. Each holder has sole voting and investment power with respect to the securities listed below unless otherwise indicated.

Name and Address of Beneficial Holder	Amount and Nature of Beneficial Ownership	Percentage of Class
FMR Corp.(1) 82 Devonshire Street Boston, Massachusetts 02109	3,952,311	9.9%
CCM Master Qualified Fund(2) 1 N Wacker Dr., Ste # 4350 Chicago, IL 60606	3,064,608	7.6%

(1)	Based upon a Schedule 13G/A filed with the Commission on February 14, 2007 on a joint basis by FMR Corp., Edward C. Johnson 3d, Fidelity Management & Research Company and Fidelity Growth Company Fund.

Edward C. Johnson 3d, the Chairman of FMR Corp., and members of his family may be deemed to form a controlling group with respect to FMR Corp. due to their ownership of the voting common stock of FMR Corp. and a related shareholders’ voting agreement.

Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment advisor, is the beneficial owner of 3,148,555 shares of the Company’s common stock. One investment company, Fidelity Growth Company Fund, accounted for 2,029,025 shares of the aggregate amount. Edward C. Johnson 3d and FMR Corp. have sole dispositive power with respect to the foregoing shares. The voting power with respect to such shares resides with the Board of Trustees of individual funds.

Edward C. Johnson 3d and FMR Corp. also have sole voting and dispositive power with respect to the following shares of the Company’s common stock: (i) 44,900 shares beneficially owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. and an investment manager; (ii) 129,570 shares held by Pyramis Global Advisors, LLC, an indirect wholly owned subsidiary of FMR Corp.

and an investment advisor; and (iii) 340,965 shares held by Pyramis Global Advisors Trust Company, an indirect wholly owned subsidiary of FMR Corp. and an investment manager.

Edward C. Johnson 3d is also Chairman of Fidelity International Limited, an investment advisor and manager, which is the beneficial owner of 288,321 shares of the Company’s common stock. Partnerships, controlled predominantly by members of his family, or trusts for their benefit, have 47% of the voting power in Fidelity International Limited. FMR Corp. and Fidelity International Limited are of the view that they are not acting as a group and that they are not otherwise required to attribute to each other beneficial ownership of the shares. However, FMR Corp. has made this filing on a voluntary basis as if all of the foregoing shares are beneficially owned by FMR Corp. and Fidelity International Limited on a joint basis.

(2)

Based upon a Schedule 13D/A filed with the Commission on September 27, 2007 on a joint basis by CCM Qualified Master Fund, Ltd., Coghill Capital Management, LLC (the investment manager of CCM Qualified Master Fund, Ltd.), and Clint D. Coghill (the managing member of Coghill Capital Management, LLC). The parties share voting and dispositive power with respect to all the reported shares of the Company’s common stock, although they disclaim beneficial ownership except to the extent of their pecuniary interest therein. The beneficially owned share amount includes (i) 400,000 shares issuable, on or before March 10, 2010, upon the parties’ exercise of currently exercisable warrants from the Company; and (ii) 718,700 shares which the parties may have to purchase in settlement of various exchange-traded put options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s officers and directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities (“insiders”) to file reports of ownership and changes in ownership of any of the Company’s equity securities with the Commission and to furnish copies of these reports to the Company. Based on the Company’s review of the insiders’ reporting forms furnished to the Company or filed with the Commission, no insider failed to file on a timely basis a Section 16(a) report with respect to any transaction in the Company’s equity securities, except that Mr. Rabinowitz had one late report of one transaction.

TRANSACTIONS WITH RELATED PERSONS

In accordance with the Nasdaq listing rules, the Audit Committee reviews and oversees any proposed or ongoing related person transaction to ensure there are no conflicts of interest. The Company’s Code of Business Conduct and Ethics requires officers and directors to provide full disclosure of any such transaction to appropriate persons and remove themselves from the related decision making process. Persons are encouraged to speak with the Company’s general counsel if there is any doubt as to whether a transaction could comprise a related person transaction or otherwise constitute a conflict of interest. Further, the Company’s officers and directors are required to complete annual questionnaires in connection with the proxy statement for the annual meeting of stockholders, which includes questions regarding potential and ongoing related person transactions.

The Audit Committee does not have a written policy establishing procedures for reviewing and approving related person transactions. If a related person transaction is proposed, the Audit Committee reviews such transaction to ensure that the Company’s involvement in such transactions is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and is in the best interests of the Company and its stockholders. The Audit Committee affirmatively determined that none of the related person transactions below constituted a conflict of interest.

Herbert Ovshinsky, Stanford R. Ovshinsky’s brother, has been employed by ECD as Director of the Production Technology and Machine Building Division working principally in the design of manufacturing equipment. As part of our reduction in force and restructuring program, Herb Ovshinsky’s employment was terminated effective April 19, 2007. During fiscal 2007, he received $260,777 in salary, which included $96,328 in severance pay.

Benjamin Ovshinsky, Stanford R. Ovshinsky’s son, was employed by ECD as our business representative for the Western United States. As part of our reduction in force and restructuring program, his employment was terminated effective June 1, 2007. During fiscal 2007, he received $97,851 in salary, which included $11,767 in severance pay.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of three directors, all of whom are independent directors as defined under applicable rules of the Commission and Nasdaq.

The Audit Committee oversees the integrity of the Company’s financial statements on behalf of the Board of Directors, the adequacy of the Company’s systems of internal controls, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm and the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function. The public accounting firm of Crowe Chizek and Company LLC has been retained to supplement the Company’s internal audit function.

In fulfilling its oversight responsibilities, the Audit Committee has direct responsibility, among other things, for:

•	confirming the independence of the Company’s independent registered public accounting firm;
•	the appointment, compensation and retention of the Company’s independent registered public accounting firm;
•	reviewing the scope of the audit services to be provided by the Company’s independent registered public accounting firm, including the adequacy of staffing and compensation;
•	approving nonaudit services;
•	overseeing management’s relationship with the Company’s independent registered public accounting firm;
•	overseeing management’s implementation and maintenance of effective systems of internal and disclosure controls; and
•	reviewing the Company’s internal audit program.

The Audit Committee reviews the financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the financial reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for performing an audit in accordance with standards of the United States Public Company Accounting Oversight Board to obtain reasonable assurance that the consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States of America and the effectiveness of the Company’s internal control over financial reporting.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls and the requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee discussed with management the process used to support the certifications of the Chief Executive Officer and Chief Financial Officer that are required in periodic reports filed by the Company with the Commission. The Audit Committee reviewed with the independent registered public accounting firm their audit plans, audit scope, and identification of audit risks. The Audit Committee engaged the independent registered public accounting firm and approved auditor services and fees, including audit, audit-related and nonaudit fees.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the consolidated financial statements.

The Audit Committee reviewed with management and the independent registered public accounting firm the audited financial statements as of and for the fiscal year ended June 30, 2007. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America and the Audit Committee has reviewed and discussed the consolidated financial statements with management, the internal auditor and the independent registered public accounting firm. During fiscal 2007, the Audit Committee met with management and the independent registered public accounting firm and discussed the interim financial information contained in each quarterly earnings report prior to public release.

Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors (and the Board agreed) that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, for filing with the Commission.

AUDIT COMMITTEE
William J. Ketelhut, Chair
Stephen Rabinowitz
George A. Schreiber

Independent Registered Public Accounting Firm Fees. The following table presents aggregate fees for professional audit services rendered by Grant Thornton LLP, our independent registered public accounting firm, for the fiscal years ended June 30, 2007 and 2006 and fees billed for other services rendered by Grant Thornton  during those periods.

	Fiscal 2007	Fiscal 2006
Audit Fees(1)	$1,085,566	$1,173,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	6,000
All Other Fees(4)	—	—
Total Fees	$1,085,566	$1,179,000

(1)

Audit Fees — These are fees for professional services performed by Grant Thornton for the audit of our annual financial statements and review of financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees — These are fees for the assurance and related services performed by Grant Thornton that are reasonably related to the performance of the audit or review of our financial statements.

(3)	Tax Fees — These are fees for professional services performed by Grant Thornton with respect to tax compliance, tax advice and tax planning.
(4)	All Other Fees — These are fees for permissible work performed by Grant Thornton that does not meet the above categories.

During fiscal 2007, the Audit Committee approved all audit and nonaudit services provided to us by Grant Thornton prior to management engaging Grant Thornton for that purpose. The Committee’s current practice is to consider for pre-approval annually all audit and nonaudit services proposed to be provided by our independent registered public accounting firm for the fiscal year. In accordance with the Committee’s current policy, additional fees related to audit services proposed to be provided within the scope of the approved engagement may be approved by management, so long as the fees for such additional services are consistent with historical experience, and are reported to the Audit Committee at the next regularly scheduled Committee meeting. Additional fees for other proposed audit-related or nonaudit services (not within the scope of the approved engagement) may be considered and, if appropriate, approved by the Chairman of the Audit Committee if such additional fees constitute five percent or less of the approved budget. Otherwise, the Audit Committee must approve all additional audit-related and nonaudit services to be performed by the independent registered public accounting firm. The Audit Committee determined that the provision of nonaudit services rendered by Grant Thornton in fiscal 2006 was compatible with maintaining Grant Thornton’s independence.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton LLP currently serves as ECD’s independent registered public accounting firm. The Audit Committee has appointed Grant Thornton to serve as independent registered public accounting firm to conduct an audit of ECD’s consolidated financial statements for the fiscal year ending June 30, 2008 and to perform audit-related services. Such services include review of periodic reports and registration statements filed by the Company with the Commission and consultation in connection with various accounting and financial reporting matters. Grant Thornton may also perform limited nonaudit services for ECD.

The Board of Directors has directed that the appointment of Grant Thornton be submitted to the stockholders for ratification. The affirmative vote of a majority of the votes cast at the annual meeting will be required to ratify such appointment. Although stockholder ratification is not required by law and is not binding on the Company, the Audit Committee will take the appointment of Grant Thornton under advisement if such appointment is not so ratified.

Representatives of Grant Thornton will be present at the annual meeting and available to respond to appropriate questions. Further, they will be given the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2008.

PROPOSAL NO. 3

APPROVAL OF ANNUAL INCENTIVE PROGRAM

Effective July 24, 2007, the Board of Directors of the Company established the Energy Conversion Devices Annual Incentive Program (the AIP), subject to approval of the Company’s stockholders. The AIP creates a formal structure for annual cash incentive awards to certain employees of the Company whereby participating employees are eligible to receive annual cash bonuses based on the level of attainment of certain performance goals over one-year performance periods.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), annual compensation in excess of $1 million paid to the Company’s chief executive officer and the three other highest compensated executive officers (collectively, the Covered Executives) is not deductible by the Company for federal income tax purposes. However, “performance-based compensation” is exempt from the $1 million deduction limit. For compensation to qualify as “performance-based compensation” under Code Section 162(m) certain conditions must be met, including stockholder approval of the material terms of the arrangement under which the compensation is paid.

Consistent with the Company’s market-based compensation philosophy, the Company expects that its incentive compensation program may result in some or all of the Covered Executives receiving annual compensation in excess of $1 million in some years. Accordingly, the Board of Directors believes that it is appropriate to take the necessary steps to preserve the tax deductibility of such compensation when it can be qualified as “performance-based compensation” under Code Section 162(m).

Approval of the AIP

The affirmative vote of a majority of the votes cast in person or by proxy by stockholders represented and entitled to vote at the meeting is required for approval of the AIP.

The AIP will be terminated and no compensation will be paid under the program if it is not approved by the stockholders. However, nothing contained in the AIP prevents the Board from adopting other or additional compensation arrangements that provide for bonuses or other forms of compensation for the Company’s executive officers, directors or other employees regardless of stockholders’ approval of the AIP. Such other arrangements may or may not qualify for deductibility under Code Section 162(m).

Recommendation of the Board of Directors

The Board of Directors believes that both the AIP and preserving tax deductibility of performance-based compensation is in the best interests of the Company and its stockholders. Accordingly, the Board of Directors recommends a vote FOR the adoption of the Energy Conversion Devices Inc. Annual Incentive Program.

Summary of the Material Provisions of the AIP

Below is a summary of the significant terms of the AIP which has been approved by the Board of Directors and is being submitted for stockholder approval. The summary does not purport to be complete and is qualified in its entirety by reference to the full text of the AIP, a copy of which is included as Exhibit A to this Proxy Statement. Capitalized terms used in this summary have the meanings set forth in the AIP.

Purpose	To assist the Company in attracting and retaining highly qualified employees, and to provide incentives for eligible employees to assist in achieving predetermined corporate business objectives.
Administration of the AIP

A committee of directors (the “Committee”) designated by the Company’s Board of Directors and comprised solely of “outside directors” within the meaning of Code Section 162(m) will administer the AIP. Generally it is expected that the Committee will be the Compensation Committee of the Board of Directors. The Committee’s responsibilities pursuant to the AIP will include (i) selecting the participants; (ii) determining the timing and terms of awards including Performance Objectives and payment levels; and (iii) determining whether Performance Objectives and other payment criteria have been satisfied. The Committee also will have the powers necessary to administer the AIP, including the power to make rules and regulations, the power to interpret the AIP, and the power to delegate certain of its powers and responsibilities.

Eligible Persons	Awards may be granted to employees of the Company or any of its affiliates designated by the Committee.
Awards

An Award is a potential cash benefit payable or cash benefit paid to a person in respect of a Performance Year in accordance with the terms and conditions of the AIP established by the Committee. The potential cash benefit and terms of individual Awards will be reflected in Award letters issued to participants.

Maximum Award	The maximum Award payable in respect of any Performance Year to any employee is $2,500,000.
Reduction and Increase of Awards

The Committee may reduce the amount payable to any participant and increase the amount payable to any participant who is not a Covered Executive. In the case of any Covered Executive, the Committee may not increase the amount an individual is eligible to receive as calculated on the basis of the level of Company performance under the pre-established Performance Objectives.

Timing for Establishment of Performance Objectives

The Committee will establish Performance Objectives for awards to Covered Executives from the list set out below. Except in the case of Covered Executives hired during a Performance Year, the Committee must designate Performance Objectives for awards to Covered Executives in writing during the first 90 days of the fiscal year, while the attainment of each designated objective is still uncertain. If a Covered Executive is initially employed by the Company after the beginning of a Performance Year, the Committee may establish Performance Objectives in an Award to that Covered Executive with respect to a period of service following the Covered Executive’s date of hire, provided that no more than 25% of the relevant service period has elapsed when the Committee grants the Award and the Performance Objective otherwise satisfies the requirements applicable to Covered Executives. Performance objectives for other participants may consist of any measure selected by the Committee in its discretion at any time.

Types of Performance Objectives

Annual Performance Objectives will be based on the performance of the Company, one or more of its subsidiaries or affiliates, one or more of its units or divisions and/or the individual for the Performance Year, as described below.

The Committee will use one or more of the following business criteria to establish Performance Objectives for Covered Executives:

➢ sales or increase in net sales;

➢ pretax income before allocation of corporate overhead and bonus;

➢ budget;

➢ earnings per share;

➢ net income;

➢ margins;

➢ operating cash flow or free cash flow;

➢ attainment of division, group or corporate financial goals;

➢ return on stockholders’ equity;

➢ total stockholders’ return;

➢ return on assets;

➢ return on investment;

➢ attainment of strategic or operational initiatives such as program milestones, safety, quality, cost, technology and efficiency, of the Company, a subsidiary, or a division or unit of the Company or a subsidiary;

➢ appreciation in or maintenance of the price of the common stock or any other publicly-traded securities of the Company;

➢ market share;

➢ gross profits;

➢ earnings before interest and taxes;

➢ earnings before interest, taxes, depreciation and amortization;

➢ economic value-added models;

➢ comparisons with various stock market indices; or

➢ costs, including reductions in costs.

In the case of an employee who is not a Covered Executive, the Committee may establish Performance Objectives using the criteria listed above or any other measure of performance that the Committee may approve in its discretion.

Termination of Employment

If a participant ceases to be an employee prior to the end of a Performance Year for any reason, any Award to such person for such Performance Year will be forfeited, unless otherwise provided in the employee’s Award letter. Notwithstanding the previous sentence, if a participant employee dies, retires (meaning ceases to be an Employee after becoming eligible for unreduced Social Security benefits) or becomes disabled (as determined by the Committee), the Company may, in its discretion, pay a prorated portion of the Award based on the portion of the Performance Year in which the participant was an employee.

Amendment or Termination of the AIP

The Board of Directors has the right by resolution to amend, suspend, or terminate the AIP at any time. Any amendment to the material terms of the AIP must also be approved by the Company’s stockholders.

Term	The AIP will remain in effect through the Company’s 2012 meeting of stockholders.
Recovery of Certain Awards Arising from Misconduct

The Company will, to the extent permitted by governing law, in all appropriate cases as determined by the Board of Directors, require, and the participant will pay, reimbursement to the Company of the Award where all of the following factors, as determined by the Board of Directors (and whose determination will be conclusive), are present: (a) the Award was attributable, at least in part, to the achievement of certain financial results that were subsequently the subject of a restatement, (b) the participant engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) the participant would have received less or no Award based upon the restated financial results. In each such instance, the participant will pay to the Company the entire Award, plus a reasonable rate of interest.

PROPOSAL NO. 4

AMENDMENT AND RESTATEMENT OF CERTIFICATE OF INCORPORATION

The Board of Directors has approved, subject to stockholder approval, an amendment and restatement of our Certificate of Incorporation in order to clarify certain of its terms and shorten it to conform more closely to those of other Delaware public corporations and modern corporate governance practices. The full text of the proposed Amended and Restated Certificate of Incorporation – alternatively omitting and providing for the issuance of the Preferred Stock described in Proposal No. 5 – is set forth as Exhibit B of this Proxy Statement.

If the stockholders approve the proposed amendment and restatement of our Certificate of Incorporation described in this Proposal No. 4, but do not approve the issuance of the Preferred Stock described in Proposal No. 5, the text of Article FOURTH of our Restated Certificate of Incorporation currently in effect will remain unchanged but all other provisions of our Restated Certificate of Incorporation will be replaced in their entirety by the text of the proposed amendment and restatement of our Certificate of Incorporation as set forth in the summary table below, and which is included as Exhibit B of this Proxy Statement.

Reasons for Amendment

Our original Certificate of Incorporation was amended and restated in 1967 prior to, and in preparation for, the initial public offering of the our common stock. Over the course of the intervening 40 years, there have been a number of substantive changes made to the Delaware General Corporation Law, as well as changes in the practical application of the law. But apart from multiple amendments over the years that have provided for increases in our authorized capital, and an amendment in 1988 limiting the personal liability of directors, we have not otherwise amended our Certificate of Incorporation since our initial public offering. As a result, our current Certificate of Incorporation is significantly different from the certificates of incorporation of other public companies, particularly those that have gone public more recently. More importantly, as changes in Delaware law have occurred, conforming changes to our Certificate of Incorporation have not been made and thus in some instances it conflicts with current law. Finally, certain provisions our current Certificate of Incorporation are vague and thus open to varied interpretation leaving the Company subject to unnecessary risks.

Effect of Amendment

The effect of the proposed amendment would be to modernize our Certificate of Incorporation and make it consistent with Delaware law, our bylaws and current practice. The proposed amendment would also amend or eliminate several ambiguous or obsolete provisions. They would not, however, alter the number of shares or classes of the Company’s authorized capital stock. A table providing an Article-by-Article summary of the proposed amendment follows below.

Approval Requirements

The affirmative vote of a majority of the shares entitled to vote at the annual meeting is required to approve the proposed amendment and restatement of our Certificate of Incorporation. If the proposal is approved, it will become effective upon the filing of the Certificate of Amendment (which will include this proposal amending and restating our Certificate of Incorporation and, if approved by the stockholders, the amendment that appears in Proposal No. 5) with the Delaware Secretary of State, which will occur as soon as reasonably practicable after approval.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION.

Detailed Summary of Recommended Changes to Our Certificate of Incorporation

Current Certificate of Incorporation	Proposed Certificate of Incorporation	Explanation of Amendment
Current Article FIRST:	Proposed Article I:
The name of the corporation shall be ENERGY CONVERSION DEVICES, INC. (hereinafter called the ''Corporation”).	The name of the corporation shall be ENERGY CONVERSION DEVICES, INC. (the “Corporation”).	• Removal of the unnecessary additional words “hereinafter called”.
Current Article SECOND:	Proposed Article II:

The registered office of the Corporation in the State of Delaware is to be located in the City of Dover, County of Kent. The name of its registered agent is The Prentice-Hall Corporation System, Inc., whose address is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New Castle.

The address of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

•    Delaware law requires that the “address (which shall include the street, number, city, and county) of the corporation’s registered office in this State, and the name of its registered agent at such address” appear in the certificate of incorporation.

•    The current Article identifies the address of our registered agent rather than the corporation and therefore the current Certificate of Incorporation does not comply with Delaware law.

Current Article THIRD:	Proposed Article III:

The nature of the business of the Corporation and the objects and purposes proposed to be transacted, promoted and carried on by it are to do any or all of the things herein mentioned, as fully and to the same extent as natural persons might or could do the same and in any part of the world: . . . *

The Corporation shall have power to conduct and carry on its said business, or any part thereof, and to have one or more offices, and to exercise any or all of its corporate powers and rights, in the State of Delaware and in the various other states, territories, colonies and dependencies of the United States, in the District of Columbia, and in all or any foreign countries.

The enumeration herein or the objects and purposes of the Corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which the Corporation is empowered to exercise, whether expressly by force of the laws of the State of Delaware now or hereafter in effect or impliedly by the reasonable construction of the said laws.

* [See the end of this table for specific language used to enumerate the original purposes of the corporation.][i]

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

•    The Board of Directors believes that the current Article is both outdated and open to varied interpretation, which may inadvertently restrict the activities or purposes of the Corporation when no such restriction is intended.

•    The proposed Article is more consistent with the provision in use by most public companies today.

Current Certificate of Incorporation	Proposed Certificate of Incorporation	Explanation of Amendment
Current Article FOURTH:	Proposed Article IV:
The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100,000,000 shares of common stock of a par value of one cent ($.01) per share.	The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100,000,000 shares of common stock of a par value of one cent ($.01) per share.	• No change
Current Article FIFTH:
The minimum amount of capital with which the Corporation will commence business is $1,000.00	Deleted	• This provision is unnecessary under Delaware law. Its deletion does not affect any substantive rights of stockholders.
Current Article SIXTH:
The name and place of residence of each of the incorporators is as follows: Name Residence R. G. Dickerson Dover, Delaware J.A. Kent Dover, Delaware Z. A. Pool, III Dover, Delaware	Deleted	• This provision is required under Delaware law only in a first-time filing of a certificate of incorporation. Its deletion does not affect any substantive rights of stockholders.
Current Article SEVENTH:
The existence of the Corporation is to be perpetual.	Deleted

•    This provision is unnecessary under Delaware law, which provides that a corporation’s existence is perpetual if its certificate of incorporation does not limit its duration to a specified date. Its deletion does not affect any substantive rights of stockholders.

Current Article EIGHTH:
The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.	Deleted

•    This provision is technically inconsistent with Delaware law, which provides that under certain limited circumstances stockholders may be liable for a corporation’s debts. For example, a stockholder of a dissolved corporation may be liable for debts of the dissolved corporation, although the stockholder’s liability in such case is limited to the amount distributed to the stockholder in the dissolution if the distribution was determined to be improper.

•    Deleting this provision leaves Delaware law to govern.

Current Certificate of Incorporation	Proposed Certificate of Incorporation	Explanation of Amendment
Current Article NINTH:	Proposed Article V:

The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-Laws, but in no case shall the number be less than three. Vacancies (unless the vacancy be caused by the removal of a director) and newly created directorships resulting from any increase in the authorized number of directors shall be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until the next annual election and until their successors shall be elected and qualified. The election of directors of the Corporation need not be by ballot unless the By-Laws so require.

Any director may be removed at any time, either with or without cause, and his place filled at any meeting of stockholders, by the affirmative vote of the holders of record of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote.

In furtherance, and not in limitation of the powers conferred by law, and in addition to the powers which may be conferred by the By-Laws, the Board of Directors is expressly authorized:

(a) To make, alter, amend or repeal the By-Laws of the Corporation subject to the power of the stockholders of the Corporation having voting power to alter, amend or repeal By-Laws made by the Board of Directors.

(b) To remove at any time any officer elected or appointed by the Board of Directors by such vote of the Board of Directors as may be provided for in the By-Laws. Any other officer of the Corporation may be removed at any time by a vote of the Board or Directors, or by any committee or superior officer upon whom such power of removal may be conferred by the By-Laws or by the vote of the Board or Directors.

The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws, but in no case shall the number be less than three.

In furtherance, and not in limitation of the powers conferred by law, and in addition to the powers which may be conferred by the Bylaws, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation subject to the power of the stockholders of the Corporation having voting power to alter, amend or repeal Bylaws made by the Board of Directors.

•    Although Delaware law provides that a director may be removed by a majority of the shares entitled to vote at an election of directors, it does not provide to that same majority the unqualified right to fill the vacancy created by such removal in the same action as the removal. The second paragraph of the current Article could be construed to confer this right, which conflicts with the requirement in our bylaws that timely notice and other information be delivered to the corporation by a stockholder wishing to nominate a director before any such nominee can validly be proposed at a stockholder meeting. The proposed Article V would eliminate this conflict.

•    The rest of the provisions of current Article NINTH (except for clause (a)) are unnecessary illustrations of some, but not all, of the authorities of the Board of Directors conferred under Delaware law. Their deletion does not affect any substantive rights of stockholders.

•    Proposed Article VI creates a separate provision detailing the power of the Board of Directors to amend our bylaws, which is consistent with the form of certificate of incorporation of most public companies and substantively the same as current Article NINTH.

Current Certificate of Incorporation	Proposed Certificate of Incorporation	Explanation of Amendment

(c) To determine whether any, and if any, what part, of the annual net profits of the Corporation or of its net assets in excess of its capital shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of any such annual net profits or net assets in excess of capital.

(d) To fix from time to time the amount of the profits of the Corporation to be reserved as working capital or for any other lawful purpose.

(e) From time to time to determine whether and to what extent, and at what time and places and under what conditions and regulations, the accounts and books of the Corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by statute or authorized by the Board of Directors or by a resolution of the stockholders.

(f)  To authorize, and cause to be executed, mortgages and liens upon the real and personal property of the Corporation.

Current Article TENTH:

In the absence of fraud, no contract or other transaction between this Corporation and any other corporation or any partnership or association shall be affected or invalidated by the fact that any director or officer of this Corporation is pecuniarily or otherwise interested in or is a director, member or officer of such other corporation or of such firm, association or partnership or is a party to or is pecuniarily or otherwise interested in such contract or other transaction or in any way connected with any person or persons, firm, association, partnership or corporation pecuniarily or otherwise interested therein, provided that the

Deleted

•    The current Article conflicts with the standards provided under Delaware law for approving or voiding a transaction that involves the corporation in which any of its directors or officers has a financial interest.

•     Delaware law requires that the “material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction” be disclosed or known by the Board of Directors. The current

Current Certificate of Incorporation	Proposed Certificate of Incorporation	Explanation of Amendment

existence and nature of any such interest, position or connection of such director or officer shall be disclosed or shall have been known to the directors present at any meeting of the Board of Directors at which action on any such contract or transaction shall have been taken; any director may be counted in determining the existence of a quorum and may vote at any meeting of the Board or Directors of this Corporation for the purpose of authorizing any such contract or transaction with like force and effect as if he were not so interested, or were not a director, member or officer of such other corporation, firm, association or partnership. Any director of the Corporation may vote upon any contract or other transaction between the Corporation and any subsidiary or parent or affiliated corporation without regard to the fact that he is also a director of such subsidiary or parent or affiliated corporation.

     Article instead requires “the existence and nature of any such interest” be disclosed or known.

•    In addition, the current Article leaves out the “entire fairness” standard under Delaware law, which applies even absent disclosure of “the material facts.” Under this standard, an interested director or officer transaction need not be voided solely because of the director’s or officer’s interest if the contract or transaction is fair as to the corporation at the time it was authorized.

•    Removing the current Article leaves Delaware law to govern, and therefore an interested director or officer transaction will not be voided if the material facts of the director’s or officer’s interest in the transaction are disclosed or known (1) by the Board of Directors and the transaction is authorized by majority vote of the disinterested directors, or (2) by the stockholders and the transaction is approved by the stockholders entitled to vote thereon, or (3) the transaction is fair to the corporation.

Current Article ELEVENTH:	Proposed Article VII:

Each director and each officer (and his heirs, executors and administrators) shall be indemnified by the Corporation against expenses reasonably incurred by or imposed upon him in connection with or arising out of any action, suit or proceeding in which he may be involved or to which he may be made a party by reason of his being or having been a director or officer of the Corporation or, at its request, of any other corporation of which it is a stockholder or creditor and from which he is not entitled to be indemnified (whether or not he continues to be a director or officer at the time of imposing or incurring such expenses), except in respect of matters as to which

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or hereafter may be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was

•    The current Article conflicts with our bylaws, which permit indemnity to the fullest extent permitted by law (with one exception).

•    Similarly, while our bylaws prohibit indemnification in the case of the commencement of a proceeding by a director or officer that was not approved by the Board of Directors (other than a proceeding for an unpaid indemnification claim following final disposition of a suit), the current Article would permit indemnification in such a case.

Current Certificate of Incorporation	Proposed Certificate of Incorporation	Explanation of Amendment

he shall be finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct; or in the event of a settlement of any such action, suit or proceeding, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Corporation is advised by counsel that the person to be indemnified did not commit a breach of duty. The foregoing right of indemnification shall not be exclusive of other rights to which he may be entitled.

serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all expenses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 5.3 of the Corporation’s Bylaws, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors.

•    The revised Article makes consistent the indemnification provided in our bylaws and charter, which is important so that the rights of our officers, directors and stockholders are clear.

•    In addition, the revised Article modernizes certain terms, including the use of gender-neutral language when referring to our directors and officers.

Current Article TWELFTH:

Each officer, director, or member of any committee designated by the Board of Directors shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or reports made to the Corporation by any of its officials or by an independent public accountant or by an appraiser selected with reasonable care by the Board of Directors or by any such committee or in relying in good faith upon other records of the Corporation.

Deleted

•    Under Delaware law, directors and officers are fully protected in the performance of their duties where they have relied in good faith on the professional or expert competence of a person who has been selected with reasonable care by or on behalf of the corporation. This covers reliance on many types of experts (such as financial advisors and legal counsel), not solely accountants or appraisers selected by the Board of Directors or a committee as provided in the current Article.

•    Deleting this Article leaves Delaware law to govern the protection of our directors and officers in their reliance on experts, reflecting the use of many types of experts in modern practice.

Current Certificate of Incorporation	Proposed Certificate of Incorporation	Explanation of Amendment
Current Article THIRTEENTH:	Proposed Article VIII:

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification. Nothing herein shall limit or otherwise affect the obligation or right of the Corporation to indemnify its directors pursuant to the provisions of this Certificate of Incorporation, the Bylaws of the Corporation or as may be permitted by the Delaware General Corporation Law.

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or hereafter may be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification. Nothing herein shall limit or otherwise affect the obligation or right of the Corporation to indemnify its directors pursuant to the provisions of this Certificate of Incorporation, the Bylaws of the Corporation or as may be permitted by the Delaware General Corporation Law.

•    The current Article protects directors against liability for breach of fiduciary duty to the maximum extent currently provided under Delaware law.

•    The proposed Article will automatically expand the scope of protection to correspond with any future changes in Delaware law.

•    In order for the Corporation to compete effectively for skilled and experienced directors and officers, it is important that we maintain best practices for recruiting quality leadership. The revised Article will automatically provide for the best protection allowed by law, a protection that highly qualified candidates are accustomed to receiving in today’s competitive market.

Current Article FOURTEENTH:

Both the stockholders and the directors of the Corporation may, if the By-Laws so provide, hold their meetings and the Corporation may have an office or offices and may keep its books (except such as are required by the laws of the State of Delaware to be kept in Delaware) within or without the State of Delaware, at such place or places as may from time to time be designated by the Board of Directors.

	Deleted	• This provision is unnecessary under Delaware law. Its deletion does not affect any substantive rights of stockholders.

Current Certificate of Incorporation	Proposed Certificate of Incorporation	Explanation of Amendment
Current Article FIFTEENTH:	Proposed Article IX:

No holder of any of the shares of the Corporation shall be entitled as of right to purchase or subscribe for any unissued shares of any class, or any additional shares of any class to be issued by reason of any increase of the authorized shares of the Corporation, or bonds, certificates or indebtedness, debentures or other securities convertible into shares of the Corporation or carrying any right to purchase shares of any class, but any such unissued shares or such additional authorized issue of any shares or other securities convertible into shares, or carrying any right to purchase shares, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion.

No holder of any of the shares of the Corporation shall be entitled as of right to purchase or subscribe for any unissued shares of any class, or any additional shares of any class to be issued by reason of any increase of the authorized shares of the Corporation, or bonds, certificates or indebtedness, debentures or other securities convertible into shares of the Corporation or carrying any right to purchase shares of any class, but any such unissued shares or such additional authorized issue of any shares or other securities convertible into shares, or carrying any right to purchase shares, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion.

• A numbering change only from Article FIFTEENTH to Article IX.
Current Article SIXTEENTH:	Proposed Article X:

The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred on stockholders herein are granted subject to this reservation.

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

•    The proposed Article clarifies that the rights of all third parties are subject to the Corporation’s right to amend our Certificate of Incorporation.

•    Under the current Article, only the rights of stockholders are subject to the Corporation’s right to amend our Certificate of Incorporation, which leaves open the question of whether the rights of third parties are also similarly limited. By eliminating this ambiguity, the revised Article eliminates subjecting the Corporation to any unnecessary risk.

[i]	(a)

To design, invent, develop, devise, manufacture, fabricate, assemble, install, service, maintain, repair, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, receive, obtain, hold, grant, assign, and transfer contracts, selling rights, licensing arrangements, options, franchises, and other rights in respect of, and generally deal in and with, at wholesale and retail, as principal, agent, representative, broker, factor, merchant, distributor, jobber, advisor, or in any other lawful capacity, goods, wares, merchandise, commodities, and unimproved, improved, finished, processed, and other real, personal, and mixed property of any and all kinds, and without limiting the generality of the foregoing, any and all kinds of electronic, sonic, and mechanical devices, machines, converters, generators, contrivances, appliances, accessories, equipment, and supplies for producing, creating, converting, transmitting, projecting, intercepting, receiving, applying, holding, harnessing, consuming, and controlling sound, sound waves, light, electricity, gases, heat, energy, power, and the elements generally, together with the components, resultants, and by-products thereof; and to acquire by purchase or otherwise own, hold, lease, mortgage, sell or otherwise dispose of, erect, construct, make, alter, enlarge, improve, and to aid or subscribe toward the construction, acquisition or improvement of, any laboratories, research and experimental centers and facilities, factories, shops, storehouses, buildings and commercial and retail establishments of every character, including all equipment, fixtures, machinery, implements and supplies necessary or incidental to, or connected with, any of the purposes or business of the Corporation; and generally to perform any and all acts connected therewith or arising therefrom or incidental thereto, and all acts proper or necessary for the purpose of the business.

(b)

To acquire by purchase, devise, exchange, concession, easement, contract, lease or otherwise, to hold, own, use, control, manage, improve, maintain and develop, to mortgage, pledge, grant, sell, convey, exchange, assign, divide, lease, sublease, or otherwise encumber and dispose of, and to deal and trade in, improved or unimproved real estate, lands, leaseholds, options, concessions, easements, tenements, hereditaments and interests in real, mixed and personal property, of every kind and description wheresoever situated, and any and all rights therein.

(c)

To manage, operate, service, equip, furnish, alter, and keep in repair buildings and real and personal property of every kind, nature and description, whether as principal, agent, broker, or otherwise, and generally to do anything and everything necessary and proper and to the extent permitted by law in connection with the business of managing and operating real and personal property of any and all kinds.

(d)

To lend money or make advances from time to time to such extent, to such borrowers, on such terms, and on such security, if any, as the Board of Directors of the Corporation may determine, but only to the extent permitted to corporations organized under the General Corporation Law at the State of Delaware.

(e)

To purchase, exchange, hire, or otherwise acquire such personal property, chattels, rights, easements, permits, privileges, and franchises as may lawfully be purchased, exchanged, hired, or acquired by corporations organized under the General Corporation Law of the State of Delaware.

(f)

To borrow money for its corporate purposes, and to make, accept, endorse, execute and issue promissory notes, bills of exchange, bonds, debentures or other obligations from time to time, for the purchase of property or for any purpose in or about the business of the Corporation, and, if deemed proper, to secure the payment of any such obligations by mortgage, pledge, deed of trust or otherwise.

(g)

To underwrite, guarantee, purchase, acquire, hold, sell, assign, transfer, mortgage, pledge, hypothecate, exchange, deal in and otherwise dispose of, alone or in syndicates or otherwise in conjunction with others, stocks, bonds and other evidences of indebtedness and obligations of any corporation, association, partnership, syndicate, entity, person or governmental, municipal or public authority, domestic or foreign, and evidences of any interest, in respect of any such stocks, bonds and other evidences of indebtedness and obligations; to issue in exchange therefor its own stocks, bonds or other obligations; and, while the owner or holder of any such, to exercise all the rights, powers and privileges of ownership in respect thereof; and, to the extent now or hereafter permitted by law, to aid by loan, subsidy, guaranty or otherwise those issuing, creating or responsible for any such stocks, bonds or other evidences of indebtedness or obligations or evidences of any interest in respect thereof.

(h)

To purchase, hold, sell, transfer, reissue or cancel the shares of its own capital stock or any securities or other obligations of the Corporation in the manner and to the extent now or hereafter permitted to corporations organized under the laws of the State of Delaware; provided, that the Corporation shall not use its funds or other assets for the purchase of its own shares of stock when such use would cause any impairment of the capital of the Corporation, except as otherwise permitted by law, and provided further, that shares of its own capital stock belonging to the Corporation shall not be voted upon directly or indirectly.

(i)

To apply for, register, obtain, purchase, lease, take licenses in respect of or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, and manufacture under and to introduce, sell, assign, mortgage, pledge or otherwise dispose of, and, in any manner deal with and contract with reference to:

(i)	inventions, devices, formulae, processes and any improvements and modifications thereof;
(ii)

letters patent, patent rights, patented processes, copyrights, designs, and similar rights, trade-marks, trade symbols and other indications of origin and ownership granted by or recognized under the laws of the United States of America or of any foreign country or sub-division thereof, and all rights connected therewith or appertaining thereunto; and

(iii)	franchises, licenses, grants and concessions.
(j)

To acquire and to take over as a going concern and thereafter to carry on the business of any person, firm, or corporation engaged in any business which the Corporation is authorized to carry on, and in connection therewith, to acquire the good will and all or any of the assets and to assume or otherwise provide for all or any of the liabilities of any such business.

(k)	To undertake, contract for or carry on any business incidental to any of the objects or purposes of the Corporation.
(l)	To do any of the things hereinbefore enumerated for itself or for account of others and to make and perform contracts for doing any part thereof.
(m)

To enter into, make, perform and carry out contracts of every sort and kind which may be necessary or convenient for the business of the Corporation, or business of a similar nature, with any person, corporation, private, public or municipal, body politic under the government of the United States or any state, territory or colony thereof, or any foreign government, to the extent permitted to corporations organized under the General Corporation Law of the State of Delaware.

(n)

To do all and everything necessary, suitable, or proper for the accomplishment of any of the purposes, the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or in connection with other corporations, firms or individuals, and either as principal or agent, and to do every other act or acts, thing or things, incidental or appurtenant to or growing out of or connected with the aforesaid objects, purposes or powers or any or them.

PROPOSAL NO. 5

AUTHORIZATION OF PREFERRED STOCK

On October 11, 2007, the Board of Directors declared advisable and approved, subject to the approval of the stockholders, an amendment to the Certificate of Incorporation increasing the number of shares of capital stock the Company is authorized to issue from 100,000,000 to 120,000,000 by authorizing for issuance up to 20,000,000 shares of Preferred Stock in addition to the currently authorized 100,000,000 shares of common stock. The full text of proposed Article IV is set forth below, and also is included in the proposed Amended and Restated Certificate of Incorporation (Proposal No. 4) which is set forth in its entirety as Exhibit B of this Proxy Statement.

If the stockholders approve the issuance of the Preferred Stock described in this Proposal No. 5, but do not approve the proposed amendment and restatement of our Certificate of Incorporation described in Proposal No. 4, the text of Article FOURTH of our Restated Certificate of Incorporation currently in effect will be replaced in its entirety by the text of proposed Article IV as set forth below but all other provisions of our Restated Certificate of Incorporation currently in effect will otherwise remain unchanged.

Reasons for Amendment

The proposed amendment, if approved by stockholders, will supplement our authorized common stock by creating an undesignated class of Preferred Stock. Our business strategy requires additional funding for expansion of photovoltaic products manufacturing capacity and other general corporate purposes. Although the Board of Directors has no immediate plans to issue Preferred Stock, the Board believes that the proposed authority to issue Preferred Stock will enhance the Company’s flexibility in structuring future public or private financings and possible acquisitions. Preferred Stock also may be useful in connection with stock dividends, equity compensation plans or other proper corporate actions. The Board of Directors evaluates such opportunities and considers different capital structuring alternatives designed to advance the Company’s business strategy. Having the authority to issue Preferred Stock will enable the Company to develop equity securities with terms tailored to specific purposes and to avoid the possible delay associated with, and significant expense of, calling and holding a special meeting of stockholders to authorize such additional capital stock. The Board believes that such enhanced ability to respond to opportunities and to favorable capital market conditions before the opportunity or conditions pass is in the best interests of the Company and its stockholders.

Effect of Amendment

If the proposal is approved, the Board of Directors would be authorized to issue at its discretion one or more series of Preferred Stock from time to time without any further shareholder action, unless additional shareholder action is required by law, the Certificate of Incorporation, regulatory authorities or the rules of any stock exchange on which the Company’s securities are then listed. The authority of the Board of Directors would include, among other things, establishing the number of shares constituting a series, dividend rights, voting rights, conversion or exchange privileges, redemption features, sinking fund provisions, and rights in the event of a voluntary or involuntary liquidation or dissolution.

Effect on Common Stock

It is not possible to state the actual effects of the proposed Preferred Stock upon the rights of holders of common stock until the Board of Directors determines the respective rights of the holders of one or more series of Preferred Stock. The issuance of shares of Preferred Stock may, however, adversely affect the rights of the holders of common stock. For example, in the absence of a proportionate increase in the Company’s earnings and book value, an increase in the aggregate number of outstanding shares caused by the issuance of Preferred Stock would dilute the earnings per share and book value per share of all outstanding shares of common stock. In addition, a series of Preferred Stock could rank senior to the common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights, and may be convertible into shares of common stock. The effects of the issuances of such Preferred Stock could include (i) reduction of the amount of funds otherwise available for payment of dividends on common stock, (ii) restrictions on dividends on common stock, (iii) dilution of the voting power of common stock, and (iv) restrictions on the rights of holders of common stock to share in the Company’s assets on liquidation until satisfaction of any liquidation preference granted to the holders of Preferred Stock.

“De-Clawed” Blank Check Preferred Stock

The proposed Preferred Stock is so-called “de-clawed” blank check preferred stock in that (i) the voting rights of each share of Preferred Stock are limited to no more than one vote per share, and (ii) the Board of Directors represents that it will not issue, without prior stockholder approval, any series of Preferred Stock for any defensive or anti-takeover purpose or with features specifically intended to make any attempted acquisition of the Company more difficult or costly. However, within these limits, the Board of Directors may issue Preferred Stock for financing, acquisition or other corporate purposes that has the effect of making an acquisition of the Company more difficult or costly, as could also be the case if the Board were to issue additional common stock for such purposes. Consequently, the Board of Directors believes that, as structured, the Preferred Stock is in the best interests of the Company and its stockholders because it (i) is consistent with sound corporate governance principles and (ii) enhances the Company’s ability to take advantage of financing alternatives and acquisition opportunities.

Text of Amendment

The proposed amendment to the Certificate of Incorporation to increase the number of shares of capital stock from 100,000,000 to 120,000,000, and to provide for the future issuance of up to 20,000,000 shares of Preferred Stock consists of a revision of Article IV of the Certificate of Incorporation to provide, in its entirety, as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 120,000,000, consisting of 100,000,000 shares of common stock, par value $.01 per share and 20,000,000 shares of Preferred Stock, par value $.01 per share.

The Board of Directors is authorized, at any time or from time to time, to issue Preferred Stock and: (a) to provide for the issuance of shares of Preferred Stock in one or more series, and any restrictions on the issuance or reissuance of any additional Preferred Stock; (b) to determine the designation for any such series by number, letter or title that shall distinguish such series from any other series of Preferred Stock; (c) to establish from time to time the number of shares to be included in any such series, including a determination that such series shall consist of a single share, or that the number of shares shall be decreased (but not below the number of shares thereof then outstanding); and (d) to determine with respect to the shares of any series of Preferred Stock the terms, powers, preferences, qualifications, limitations, restrictions and relative, participating, optional or other special rights of the shares of such series of Preferred Stock, including but not limited to:

(i)

whether, with respect to shares entitled to dividends, the holders thereof shall be entitled to cumulative, noncumulative or partially cumulative dividends, the dividend rate or rates (including the methods and procedures for determining such rate or rates), and any other terms and conditions relating to such dividends (including the relation which such dividends shall bear to the dividends payable on any other class or series of the Corporation’s capital stock);

(ii)

whether, and (if so) to what extent and upon what terms and conditions, the holders thereof shall be entitled to rights upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(iii)	whether, and (if so) upon what terms and conditions, such shares shall be convertible into, or exchangeable for, other securities or property;
(iv)	whether, and (if so) upon what terms and conditions, such shares shall be redeemable by the Corporation;
(v)	whether the shares shall be subject to any sinking fund provided for the purchase or redemption of such shares and, if so, the terms and amount of such fund;
(vi)

whether the holders thereof shall be entitled to voting rights and, if so, the terms and conditions for the exercise thereof, provided, that the holders of shares of Preferred Stock will not be entitled (A) to more than one vote per share, when voting as a class with the holders of shares of common stock, and (B) to vote on any matter separately as a class, except with respect to any amendment or alteration of the provisions of this Certificate of Incorporation that would adversely affect the powers, preferences or special rights of the applicable series of Preferred Stock or as otherwise provided by law; and

(vii)

whether the holders thereof shall be entitled to other relative, participating, optional or other special powers, preferences or rights and (if so) the qualifications, limitations and restrictions of such preferences or rights.”

The full text of the proposed Amended and Restated Certificate of Incorporation – alternatively omitting and providing for the issuance of the Preferred Stock – is set forth as Exhibit B of this Proxy Statement.

Approval Requirements

The affirmative vote of a majority of the shares entitled to vote at the annual meeting is required to approve the amendment to our Certificate of Incorporation authorizing the issuance of the Preferred Stock. If the proposal is approved, it will become effective upon the filing of the Certificate of Amendment (which will include this proposal authorizing the Preferred Stock and, if approved by the stockholders, the additional amendments that appear in Proposal No. 5) with the Delaware Secretary of State, which will occur as soon as reasonably practicable after approval.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION AUTHORIZING THE ISSUANCE OF PREFERRED STOCK.

ADDITIONAL INFORMATION

Cost of Solicitation. The cost of solicitation will be borne by the Company. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies personally or by telephone or other means of communication. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward, at the expense of the Company, copies of the proxy materials to the beneficial owners of shares held of record by such persons. The Company also intends to hire Morrow & Co., at an anticipated cost of approximately $8,000 plus out-of-pocket expenses, to assist it in the solicitation of proxies personally, by telephone or by other means.

Other Action at the Annual Meeting. The Company’s management and Board, as of the date hereof, do not know of any other matter to be presented which is a proper subject for action by the stockholders at the annual meeting. If any other matters shall properly come before the annual meeting, the shares represented by a properly executed proxy will be voted in accordance with the judgment of the persons named on the proxy to the extent permitted by applicable law.

Annual Report. Our Annual Report on Form 10-K for the fiscal 2007 has been mailed, along with this proxy statement, to stockholders of record on October 24, 2007. Upon request, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K, which has been filed with the Commission. Stockholders may request a copy by either calling Investor Relations at (248) 293-0440 or sending us an e-mail at investor.relations@ovonic.com.

Stockholder Proposals for 2008 Annual Meeting. Any stockholder intending to submit a proposal for inclusion in the proxy statement for the 2008 Annual Meeting of Stockholders must meet the eligibility and other criteria required under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, which proposal must be in writing and delivered to the Corporate Secretary at the Company’s principal executive offices at 2956 Waterview Drive, Rochester Hills, Michigan 48309, no later than July 1, 2008 in order to be considered timely. Written notice of stockholder proposals or director nominations (other than proposals for inclusion in the proxy) for consideration at the 2008 Annual Meeting of Stockholders must be received by the Corporate Secretary by September 14, 2008.

Stockholders are urged to vote their shares via Internet or telephone, or to mail in their proxy cards or voting instruction cards without delay.

By Order of the Board of Directors

/S/ Ghazaleh Koefod

Ghazaleh Koefod

Corporate Secretary

October 29, 2007